Exhibit 10.1
EXECUTION COPY

PROJECT NUMBER 25485
Loan and Guarantee Agreement
among
TOREADOR RESOURCES CORPORATION
as Guarantor
TOREADOR TURKEY LTD.
as Borrower and Guarantor
TOREADOR ROMANIA LTD.
as Borrower and Guarantor
MADISON OIL FRANCE SAS
as Borrower and Guarantor
TOREADOR ENERGY FRANCE S.C.S
as Borrower and Guarantor
TOREADOR INTERNATIONAL HOLDING L.L.C.
as Guarantor
and
INTERNATIONAL FINANCE CORPORATION
Dated December 28, 2006

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- ii -

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LOAN AND GUARANTEE AGREEMENT
LOAN AND GUARANTEE AGREEMENT (the “Agreement”) dated December 28, 2006, between:
(A)	TOREADOR RESOURCES CORPORATION, a corporation organized and existing under the laws of Delaware, as a guarantor (the “Company”);

(B)	TOREADOR TURKEY LTD., a company organized and existing under the laws of the Cayman Islands, as a borrower, and as a guarantor (“Toreador Turkey”);

(C)	TOREADOR ROMANIA LTD., a company organized and existing under the laws of the Cayman Islands, as a borrower, and as a guarantor (“Toreador Romania”);

(D)	MADISON OIL FRANCE SAS, a sociétés par actions simplifies, organized and existing under the laws of France, as a borrower and a guarantor (“Madison Oil”);

(E)	TOREADOR ENERGY FRANCE S.C.S, a sociétés en commandite simple, organized and existing under the laws of France, as a borrower and a guarantor (“Toreador France”);

(F)	TOREADOR INTERNATIONAL HOLDING L.L.C., a limited liability company organized and existing under the laws of Hungary, as a guarantor (“Toreador International”); and

(G)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Cayman Islands (“IFC”), the parties listed as (B), (C), (D) and (E) being each a “Borrower” and the parties listed as (A) to (F) being each a “Guarantor” (in the case of the parties listed as (B), (C), (D) and (E), such parties being a Guarantor with respect to the obligations of the other Borrowers) and the Borrowers and the Guarantors together being the “Obligors”.

ARTICLE I
Definitions and Interpretation
     Section 1.01. Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:

“A Loan”	the principal amount of each borrowing under the A Loan Facility or, as the context requires, the principal amount outstanding of that borrowing; provided that for avoidance of doubt, and in accordance with Section 2.02(c) hereof, on each Interest Payment Date all A Loans (including Rollover Loans) outstanding prior to such Interest Payment Date shall (to the extent not repaid and subject to the fulfillment of the conditions for the making of each Rollover Loan set forth in Section 5.02 (Conditions of All Disbursements) and Section 5.04 (Certification)) be rolled over into a single A Loan on such Interest Payment Date;

“A Loan Facility”	the facility specified in Section 2.01(a)(i) (Loan Procedure and Rollover) or, as the context requires, its principal amount from time to time outstanding thereunder;

“A Loan Interest Rate”	for any Interest Period, the rate at which interest is payable on each A Loan during that Interest Period, determined in accordance with Section 2.03 (Interest) and, if applicable, Section 2.04 (Change in Interest Period);

“Accounting Standards”	United States Generally Accepted Accounting Principles promulgated by the Financial Accounting Standards Board (“FASB”), together with pronouncements thereon from time to time by FASB and applied on a consistent basis;

“Accounts Agreements”	upon execution, the French Accounts Agreement, the Turkish Accounts Agreement and the Romanian Accounts Agreement;

“Additional Compensation”	as of the date of any calculation, an amount equal to:

	(i)	(A)	US$10,000,000 (except in respect of any calculation made in respect of the payments due after December 15, 2014, in which case such number shall be US$5,000,000); divided by

		(B)	the product of two (2) and Adjusted Tangible Net Worth in respect of the immediately preceding Financial Year;

multiplied by

	(ii)	EBITDAX for the Company in respect of the immediately preceding Financial Year;

“Adjusted Financial Debt”	Financial Debt on a Consolidated Basis, excluding any Financial Debt incurred in respect of the Existing Convertible Senior Notes;

“Adjusted Tangible Net Worth”	as of the date of any calculation:

	(i)	Tangible Net Worth of the Company as at December 31, 2005 as reflected in its audited annual financial statements for Financial Year 2005; plus

	(ii)	the positive or negative amount of net income in any subsequent Financial Year as reflected in the annual audited financial statements of the Company for that Financial Year; provided that for the purpose of this definition, any income derived from any revaluation of assets, disposal of assets or other extraordinary gains shall not be counted in net income; less

	(iii)	the amount of any dividend or distribution made by the Company in the Financial Year referred to in (ii) above,

as such calculation is determined by the Auditors and agreed by IFC;

“Affiliate”	with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of fifty one per cent (51%) or more of the voting share capital of a Person shall be deemed to constitute control of that Person, and “controlling” and “controlled” have corresponding meanings);

“Annual Monitoring Report”	the annual monitoring report setting out the specific social, environmental and developmental impact information to be provided by the Company in respect of the Project, which form shall be in form and substance satisfactory to IFC, and as such form may be amended or supplemented from time to time with IFC’s consent;

“Applicable Margin”
	(i)	with respect to the A Loan, two percent (2%) per annum; and

	(ii)	with respect to the C Loan:

(x) one point five percent (1.5%) per annum, until the date of disbursement of the first A Loan; and

		(y)	zero point five percent (0.5%) per annum, on and after the date of disbursement of the first A Loan;

“Auditors”	Grant Thornton or such other firm that the Company appoints from time to time as its auditors pursuant to Section 6.01(e) (Affirmative Covenants);

“Authority”	any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization”	any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative”	in respect of any Obligor, any natural person who is duly authorized by the relevant Obligor to act on its behalf for the purposes specified in, and, in respect of the Company and each Borrower, whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by such Person to IFC;

“Available Amount”	the lesser of:

	(i)	(A)	the C Loan in an amount not to exceed $10,000,000, plus

		(B)	the Maximum Facility Amount, as cancelled in accordance with Section 2.13

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(Suspension or Cancellation by IFC) or Section 2.14 (Suspension or Cancellation by the Borrowers), or as reduced in accordance with Section 2.06(b) (Repayment) from time to time; and

	(ii)	the Borrowing Base Amount,

minus:

	(1)	the amount of any outstanding Loans under the Facility; and

	(2)	in relation to any proposed Loan (other than a Rollover Loan), the amount of any Loans that have been requested by the Borrowers and are due to be made under the Facility on or before the date of the proposed Loan;

“Availability Period”	(i )	with respect to the A Loan Facility, the period from the date of this Agreement to June 30, 2011; and

	(ii)	with respect to the C Loan Facility, the period from the date of this Agreement to June 30, 2007;

“Borrowing Base Amount”	for the relevant Calculation Period:

	(i )	the Loan-Life NPV; divided by

	(ii)	(A)	1.2 for Financial Years 2006 and 2007;

		(B)	1.3 for Financial Year 2008; and

		(C)	1.4 for Financial Year 2009 and thereafter;

“Borrowing Base Assets”	all oil and gas assets (including concessions) with respect to which the Company or any of the other

Obligors has from time to time any Proved Reserves determined in accordance with the Reserves Criteria, and, includes for avoidance of doubt, any assets in France, Hungary, Turkey, Romania and the United States of America, which are, more fully described in the most current Reserves Certification;

“Business Day”	a day when banks are open for business in New York, New York or, solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 2.03 (d) (ii) (Interest), London, England;

“C Loan”	the principal amount of the C Loan Facility or, as the context requires, the principal amount outstanding of that facility;

“C Loan Facility”	the facility specified in Section 2.01(a)(ii) (The Facility) or, as the context requires, its principal amount from time to time outstanding;

“C Loan Interest Rate”	for any Interest Period, the rate at which interest is payable on the C Loan during that Interest Period, determined in accordance with Section 2.03 (Interest) and, if applicable, Section 2.04 (Change in Interest Period);

“Calculation Period”	for any calculation, a period of four (4) consecutive quarters most recently ended prior to the event requiring the calculation for which financial statements have been or should have been delivered to IFC pursuant to Section 6.03 (Reporting Requirements);

“CAO”	Compliance Advisor Ombudsman, the independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

“CAO’s Role”	(i)	to respond to complaints by persons who have been or are likely to be directly affected by the social or environmental impacts of IFC projects; and

	(ii)	to oversee audits of IFC’s social and environmental performance, particularly in relation to sensitive projects, and to ensure compliance with IFC’s social and environmental policies, guidelines, procedures and systems;

“Certificate of Incumbency and Authority”	a certificate provided to IFC by each of the Company and the Borrowers in the form of Schedule 1;

“Charter”	with respect to any Obligor, the memorandum and articles of association, statutes, or other constitutive document of such Obligor;

“Change of Control”	any of the following circumstances:

	(i)	any Obligor sells, transfers, pledges or otherwise disposes of any shares held by it in another Obligor as of the date hereof, other than a transfer from such Obligor to another Obligor; or

	(ii)	Control of any Obligor is otherwise transferred without IFC’s prior written consent, other than a transfer of Control to another Obligor; or

	(iii)	any of the Obligors ceases to be the Operator of the respective Borrowing Base Assets of which it is the Operator as of the date hereof (except (A) in Turkey where TPAO may take operatorship over certain of the concessions listed in the most recent Reserve Certification, and (B) for a sale or transfer permitted under Section 6.02 (o) (Negative Covenants)); or

(iv) the board of directors at any date of the Company shall cease to consist of a majority of directors who have continued in such capacity for at least one (1) year as of such date;

“Consolidated” or “Consolidated Basis”
(with respect to any financial statements to be provided, or any financial calculation to be made, under or for the purposes of this Agreement and any other Transaction Document) the method referred to in Section 1.02 (c) (Financial Calculations); and the entities whose accounts are to be consolidated are the Company and all of its Subsidiaries or other entities which are required to be consolidated in accordance with the Accounting Standards;

“Contingent Facility Amount”	fifteen million Dollars ($15,000,000);

“Contract Assignment(s)”	the instrument or instruments pursuant to which the relevant Obligors grant to IFC a first ranking security interest in all of their respective rights, interests and benefits under certain gas sales agreements, marketing agreements and oil sales agreement identified therein, and all warranties, guarantees and undertakings issued thereunder, together with the notices and acknowledgements and consents in the forms attached thereto, which instrument shall be in form and substance satisfactory to IFC;

“Control”	the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of fifty-one per cent (51%) or more of the voting share capital of a Person is deemed to constitute control of that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Corrective Action Plan”	the plan dated November 3, 2006, a copy of which is attached hereto as an annex to ESRS setting out specific social and environmental measures to be undertaken by the Company and certain of the Obligors, to enable the Project to be in compliance with the Performance Standards, as such action plan may be amended or supplemented from time to time with IFC’s consent;

“Derivative Transaction”	any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Discount Rate”	ten per cent (10%) per annum;

“Dollars” and “$”	the lawful currency of the United States of America;

“EBITDA”	in respect of any period, earnings before interest, taxes, depreciation and amortization;

“EBITDAX”	in respect of any period, earnings before interest, taxes, depreciation, amortization, and expensed exploration expenditures (and for the avoidance of doubt, EBITDAX excludes any write-off of exploration costs);

“Environmental and Social
Manager”	a technically qualified Person, satisfactory to IFC, appointed by the Obligors pursuant to Section 6.01(q) (Affirmative Covenants);

“Environmental, Health and Safety
Guidelines”	IFC Guidelines for Oil and Gas Developments (Offshore) (December 2000), IFC Occupational Health and Safety Guidelines (June 2003), and World Bank Guidelines for Oil and Gas Development (Onshore) (July 1998) copies of which have been delivered to, and receipt of which have been acknowledged by, the Company by letter dated November 3, 2006, which guidelines are incorporated herein by reference;

“Event of Default”	any one of the events specified in Section 7.02 (Events of Default);

“ESRS”	the Environmental and Social Review Summary dated November 3, 2006 and the Corrective Action Plan attached thereto prepared by IFC and approved by the Obligors;

“Existing Convertible Senior
Notes”	5% Convertible Senior Notes due October 1, 2025, issued by Toreador Resources Corporation in an aggregate principal amount of eighty six million and two hundred and fifty thousand Dollars ($86,250,000);

“Facility”	together, the facilities described in Section 2.01 (The Facility) comprising the A Loan Facility and the C Loan Facility;

“Final Maturity Date”	June 15, 2015;

“Financial Debt”	with respect to any Person:

(i) any indebtedness of such Person for borrowed money;

(ii) the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such Person;

(iii) any indebtedness of such Person for the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not more than thirty (30) days overdue);

(iv)	non-contingent obligations of such Person to reimburse any other Person for amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such Person with respect to trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not more than thirty (30) days overdue);

(v)	the amount of any obligation of such Person in respect of any Financial Lease;

(vi)	amounts raised by such Person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing under the Accounting Standards;

(vii)	the amount of the obligations of such Person under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by such Person after marking the relevant derivative transactions to market);

(viii)	any premium payable by such Person on a mandatory redemption or replacement of any of the foregoing items;

(ix)	all indebtedness of the types described in the foregoing items secured by a lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person;

	(x)	all obligations of such Person to pay a specified purchase price for goods and services, whether or not delivered or accepted (i.e., take or pay or similar obligations);

	(xi)	any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; and

	(xii)	the amount of any obligation in respect of any guarantee or indemnity for any of the foregoing items incurred by any other Person;

“Financial Lease”	any lease or hire purchase contract which would, under the Accounting Standards, be treated as a finance or capital lease;

“Financial Plan”	the proposed sources of financing for the Project as set out in Annex A (Project Cost and Financial Plan);

“Financial Year”	the accounting year of the Obligors commencing each year on January 1 and ending on the following December 31, or such other period as any Obligor, with IFC’s consent, from time to time designates as its accounting year;

“Financing Documents”	together:

	(i)	this Agreement; and

	(ii)	the Security Documents;

“French Accounts Agreement”	the agreement or agreements between certain of the Obligors, IFC and an account bank in France acceptable to IFC providing for the establishment of accounts in France into which all of the revenues of Madison Oil and/or Toreador France will be deposited, and the Reserve Account, and security over such accounts in favour of IFC, which agreement shall be in a form and substance satisfactory to IFC;

“Gas Prices”	in respect of any Obligor in any jurisdiction:

(i) if such Obligor has entered into any Long Term Contracts, as of any date, the lower of (A) the average of contracted price determined in accordance with such Long Term Contracts and (B) the World Bank Group forecast Oil Equivalent Price; and

(ii) if such Obligor has not entered into any Long Term Contract, as of any date, the lower of (A) such Obligor’s average gas sale price in the prior four (4) quarters and (B) the World Bank forecast Oil Equivalent Price;

“Gas Sales Agreements”	together, the Romania Gas Sales Agreement and, upon execution, the Turkish Gas Sales Agreement;

“Guarantee”	the Guarantors’ guarantee of the Guaranteed Obligations, as set forth in Article III;

“Guaranteed Obligations”	all present and future Obligations of the Borrowers;

“Guarantors”	each entity identified as a Guarantor in the introductory paragraph of this Agreement (including the Borrowers in the capacity of Guarantor);

“IFC Base Case Assumptions”	the economic and technical assumptions and principles used in respect of the IFC Base Case, as set forth in Schedule 5 and as applied in a manner acceptable to IFC;

“Increased Costs”	the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC in connection with the making or maintaining of the Loans that result from:

	(i)	any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

	(ii)	compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement:

		(A)	imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC;

		(B)	imposes a cost on IFC as a result of IFC having made the Loans or reduces the rate of return on the overall capital of IFC that it would have achieved, had IFC not made the Loans;

		(C)	changes the basis of taxation on payments received by IFC in respect of the Loans (otherwise than by a change in taxation of the overall net income of IFC imposed by the jurisdiction of its incorporation or in any political subdivision of any such jurisdiction); or

(D) imposes on IFC any other condition regarding the making or maintaining of the Loans;

“Increased Costs Certificate”	a certificate provided from time to time by IFC, certifying:

	(i)	the circumstances giving rise to the Increased Costs;

	(ii)	that the costs of IFC have increased or the rate of return of either of them has been reduced;

	(iii)	that IFC has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

	(iv)	the amount of Increased Costs and describing in reasonable detail, the basis and calculation of such Increased Costs;

“Independent Reserve Engineer”	Laroche Petroleum Consultants Ltd. or such other independent reserves engineer selected by the Company and acceptable to IFC who shall from time to time carry out the Reserve Certification and other services reasonably required by IFC;

“Interest Coverage Ratio”	for any Calculation Period, the result obtained by dividing the:

	(i)	EBITDA for such Calculation Period; by

	(ii)	the aggregate amount of all interest paid or payable for such period, net of any interest actually earned during such Calculation Period,

all such amounts calculated on a Consolidated Basis;

“Interest Determination Date”	except as otherwise provided in Section 2.03 (d) (ii) (Interest), the second Business Day before the beginning of each Interest Period;

“Interest Payment Date”	June 15 and December 15 in each year or, in the case of any Interest Period of less than six (6) months, pursuant to Section 2.04 (Change in Interest Period), any day that is the 15th day of the month in which the relevant Interest Period ends;

“Interest Period”	each period of six (6) months or, in the circumstances referred to in Section 2.04 (Change in Interest Period), each period of three (3) months or one (1) month determined pursuant to that Section, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Loan when it means the period beginning on the date on which that Loan is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate”	(i) with respect to the A Loan, the A Loan Interest Rate; and

(ii) with respect to the C Loan, the C Loan Interest Rate;

“Joint Operating Agreements”	together:

(i) the Operating Agreement dated September 28, 1995, as amended from time to time, among Arco Turkey Inc., TPAO and Stratic Energy Corporation;

	(ii)	the joint operating agreement dated March 15, 1985, as amended from time to time, between Arco Turkey Inc. and TPAO with respect to the Cendere field in Turkey; and

	(iii)	the joint operating agreement dated May 2, 2005 between Madison Oil Turkey Inc. and HEMA Enerji A.S;

“Liabilities”	the aggregate of all obligations of any Person to pay or repay money, including, without limitation:

	(i)	Financial Debt of such Person;

	(ii)	the amount of all liabilities of such Person (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

	(iii)	taxes (including deferred taxes) of such Person;

	(iv)	trade accounts incurred and payable in the ordinary course of business to trade creditors within ninety (90) days of the date they are incurred and which are not more than thirty (30) days overdue (including letters of credit or similar instruments issued for the account of such Person with respect to such trade accounts);

	(v)	accrued expenses of such Person, including wages and other amounts due to employees and other services providers;

	(vi)	the amount of all liabilities of such Person howsoever arising to redeem any of its shares; and

	(vii)	to the extent (if any) not included in the definition of Financial Debt, the amount of all liabilities of any Person to the extent such Person guarantees them or otherwise obligates itself to pay them;

“Liabilities to Tangible
Net Worth Ratio”	the result obtained by dividing Liabilities by Tangible Net Worth; Ratio”

“LIBOR”	the British Bankers’ Association (“BBA”) interbank offered rates for deposits in the Loan Currency which appear on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service (such as Reuters Service or Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Loan Currency, “LIBOR” shall mean the rate determined pursuant to Section 2.03 (d) (Interest);

“Lien”	any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Life of Loan Coverage Ratio”	as at any date of determination, the ratio obtained by dividing:

(i) the Loan-Life NPV calculated as of the most recent calculation date on or prior to such date of determination; by

(ii) the aggregate amount of principal outstanding (excluding principal outstanding under the Existing Convertible Senior Notes), and any overdue interest and other amounts owing on that date on or in respect of Financial Debt;

“Loan Currency”	Dollars;

“Loan-Life NPV”	as of any calculation date, the present value, discounted at the Discount Rate, of the projected Net Cash Flow of the Company on a Consolidated Basis derived from the Proved Reserves of the Borrowing Base Assets, as certified in the most recent Reserve Certification and calculated using the Proved Reserves Criteria, the World Bank Group forecast oil prices, as updated from time to time, and Gas Price(s), and other IFC Base Case Assumptions, for the period commencing on the day immediately following such calculation date up to and including the Final Maturity Date;

“Local Development Impact
Data Sheet”	a report which details benefits of the Project to the local community, including local employment generated by the Project;

“Long Term Contracts”	any gas sales agreement, marketing agreement or any other agreement for a term of not less than twelve (12) months, entered into by any of the Obligors for the sale of oil and gas produced from the Borrowing Base Assets;

“Loans”	together, the A Loan and the C Loan or, as the context requires, their principal amount from time to time outstanding and “Loan” means either of them or, as the context requires, its principal amount from time to time outstanding;

“Marketing Contract(s)”	at any time, the agreement(s) entered into by any of Madison Oil and Toreador France for the marketing and transportation of their share of the oil and gas produced from the relevant Borrowing Base Assets;

“Material Adverse Effect”	a material adverse effect on:

	(i)	any of the Obligors’ respective businesses, operations, properties, liabilities, condition (financial or otherwise) or the carrying on of any of the Obligors’ respective businesses or operations;

	(ii)	the implementation of the Project or the Financial Plan; or

	(iii)	the ability of any Obligor to comply with its respective material obligations under this Agreement or under any other Transaction Document to which any of them is a party;

“Maximum Facility Amount”	in respect of the A Loan:

	(i)	prior to the Phase II Effectiveness Date, twenty five million Dollars ($25,000,000); and

	(ii)	following the Phase II Effectiveness Date, forty million Dollars ($40,000,000);

“NATIXIS Facility”	the US$15,000,000 reserve base revolving facility agreement dated December 23, 2004 among Toreador France as the borrower, Madison Oil as the guarantor, the Company and Toreador International as the obligors, and NATIXIS as the lender, agent, arranger, and technical bank;

“Net Cash Flow”	for any period of determination, the net cash flow during such period determined on a Consolidated Basis, including the sum of:

	(i)	all proceeds received from the sale of the share of oil and gas production from the Borrowing Base Assets; minus

	(ii)	the share of operating costs, administrative costs, transportation costs, cash fund contributions as required under any concessions or service agreements relating to the Borrowing Base Assets, taxes, royalties, exploration and capital expenditures paid for in the same period, but excluding, for the purpose of this definition, any payments in respect of Financial Debt (whether principal, interest or other fees and charges) for the same period, but including for the purpose of this definition any interest on Existing Convertible Senior Notes; plus

	(iii)	the net proceeds of Loans borrowed less the Loans repaid during such period;

“Obligations”	(i)	the outstanding principal of, and interest on, the Loans (including, without limitation, interest accruing under Section 2.05 (Default Rate Interest)); and

	(ii)	all other amounts owing or which may be owing by the Borrowers to IFC as a result of the Borrowers’ obligations under the Financing Documents to which it is a party, whether absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under the Financing Documents to which it is a party, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, charges, expenses (including legal and judicial fees and expenses) or otherwise;

“Official”	any officer of a political party or candidate for political office in any country or any officer or employee (i) of any government (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof) or (ii) of a public international organization;

“Oil Equivalent Price”	the oil equivalent price of gas is derived through the equation: one (1) barrel of oil = six thousand (6,000) cubic feet of gas;

“Operator”	with respect to any Borrowing Base Asset, the party designated as such pursuant to the relevant operating agreement for such Borrowing Base Asset;

“Performance Standards”	IFC’s Performance Standards on Social & Environmental Sustainability, dated April 30, 2006, copies of which have been delivered to the Borrowers each of whom hereby acknowledges receipt thereof;

“Permitted Lien”	a Lien permitted in Section 6.02(g) (Permitted Liens);

“Person”	any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Phase II Effectiveness Date”	the date on which the Company shall have provided to IFC a new Reserve Certification with augmented Proved Reserves and an updated IFC Base Case satisfactory to IFC, reflecting a projected total Borrowing Base Amount which, for each Calculation Period from such date until the Final Maturity Date, exceeds fifty million Dollars ($50,000,000) for such Calculation Period;

“Policy on Disclosure of Information”	IFC’s Policy on Disclosure of Information, dated April 30, 2006, copies of which have been delivered to and receipt of which has been acknowledged by the Company;

“Potential Event of Default”	any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Prohibited Activities”	the activities specified in Annex D;

“Prohibited Payments”	any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other Person if any Obligor knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, any Obligor, its Affiliates or any other Person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if, in IFC’s reasonable opinion, it (i) is lawful under applicable written laws and regulations or (ii) is made for the purpose of expediting or securing the performance of a routine governmental action (as such term is construed under applicable law);

“Project”	the financing of capital expenditure, working capital requirements, debt repayments and other general corporate purposes for the Borrowers’ operations in Turkey and Romania as further detailed in Annex A;

“Project Accounts”	together, accounts to be created under the Accounts Agreements;

“Project Cost”	the total estimated cost of the Project, not less than the equivalent of two hundred and three million Dollars ($203,000,000), as set forth in Annex A (Project Cost and Financial Plan);

“Project Documents”	each of the following:

(i) the Joint Operating Agreements;

(ii) the Gas Sales Agreements;

(iii) the Royalty Agreement; and

(iv) the Marketing Contracts.

“Proved Reserves”	at any date, the estimated quantities of hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of hydrocarbons which can be estimated, with reasonable certainty, to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods (taking into account applicable laws and regulations to which the relevant Obligor is subject);

“Proved Reserves Criteria”	100% of the Proved Reserves as certified by the Independent Reserve Engineer or such criteria as IFC may accept in its sole discretion;

“Required Ratios”	has the meaning assigned thereto in Section 6.01(m) (Affirmative Covenants);

“Reserve Account”	the account established in the French Accounts Agreement in which the Obligors shall ensure that such account is funded in accordance with Section 6.01(r) (Accounts Agreement; Reserve Accounts) hereof;

“Reserve Tail Ratio”	for any calculation date, with respect to any Borrowing Base Asset(s), the ratio obtained by dividing:

	(i)	the Proved Reserves from such Borrowing Base Asset(s), forecasted to be extracted beyond the Final Maturity Date, as applicable, as certified in the latest Reserves Certification prepared in respect of such Borrowing Base Asset(s), as applicable; by

	(ii)	the Proved Reserves from such Borrowing Base Asset(s), as certified in the Reserves Certification dated June 30, 2006 prepared in respect of such Borrowing Base Asset(s), or as certified in the updated Reserves Certification provided that the Proved Reserves in it are higher than the Reserves Certification dated June 30, 2006;

“Reserves Certification”	the certification of any or all of the Borrowing Base Assets’ Proved Reserves prepared from time to time by the Independent Reserve Engineer (subject to Section 6.03(l) (Reserve Certification));

“Restricted Payment”	with respect to any Person, the:

	(i)	declaration or payment of a dividend, distribution or return of any equity capital to its stockholders, partners or members or authorization or making of any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members in their capacity as such; or

	(ii)	redemption, retirement, purchase or other acquisition of, or permitting of any Subsidiary to redeem, retire, purchase, or otherwise acquire, directly or indirectly, any shares of any class of its capital stock outstanding on or after the date of this Agreement (or any options or warrants issued by such person with respect to its capital stock), or setting aside of any funds for any of the foregoing purposes; or

(iii) making of any payment of any kind on or in respect of Financial Debt held by any Affiliate or shareholder of such Person;

“Rollover Loan”	a Loan made on an Interest Payment Date in the same amount as all or a portion of an outstanding Loan or Loans maturing on such Interest Payment Date, and which is applied solely in refinancing all or a portion of such maturing Loan, all in accordance with Section 2.02(c) (Loan Procedure and Rollover);

“Romanian Accounts Agreement”	the agreement or agreements between Toreador Romania, IFC and an account bank in Romania acceptable to IFC providing for the establishment of accounts in Romania into which all of the revenues generated from the activities of the Company and/or Toreador Romania in Romania will be deposited, and security over such account in favour of IFC, which agreement shall be in a form and substance satisfactory to IFC;

“Romania Gas Sales Agreement”	the Gas Sales Agreement dated August 1, 2006 between Toreador Romania and Petrom Gas SRL and any gas sales agreement entered into in the future by Toreador Romania;

“Romanian Concession Transfer Date”	the date when IFC receives evidence satisfactory to it that the Romanian Concessions are legally transferred to Toreador Romania by the Company;

“Romanian Concessions”	the following concession agreements:

	(i)	the concession agreement for petroleum exploration, development, and exploitation in the zone of E V-1 Moinesti between Agentia Nationala Pentru Resurse Minerale (National Agency for Mineral Resources of Romania) and Toreador Resources;

	(ii)	the concession agreement for petroleum exploration, development, and production on the block E IV-2 Viperesti between the Agentia Nationala Pentru Resurse Minerale and Toreador Resources; and

	(iii)	the concession agreement of the oil exploitation perimeter DEE V-11 Fauresti between Agentia Nationala Pentru Resurse Minerale and Toreador Resources;

“Royalty Agreement”	the Royalty Agreement dated November 30, 2001 between Madison (Turkey) Inc. and Aladdin Middle East with respect to the Zeynel Field in Turkey;

“S&E Management System”	the social and environmental management system of the Company and the Borrowers enabling them to identify, assess and manage risks on an ongoing basis;

“Security”	(i)	a first ranking security interest in certain proceeds, receivables and contract rights of the Obligors, relating to and from the sale of their share of oil and gas production from the Borrowing Base Assets in France, Turkey and Romania;

	(ii)	first ranking security interest in the funds (including any Authorized Investments made with such funds) held from time to time in the Project Accounts, upon execution of the relevant Accounts

Agreements in accordance with Section 6.01(r) (Accounts Agreements; Reserves Accounts) hereof;

	(iii)	an assignment by way of security of all rights and claims to any compensation or other special payments in respect of all the concessions other than those arising in the normal course of operations which are payable to the Borrowers’ by the governments of Turkey and Romania or any of its agencies or by any other party and for whatever reason;

	(iv)	a first ranking pledge by Toreador International of all its shares in the Borrowers;

	(v)	a first ranking pledge by Madison Oil of all its shares in Toreador France; and

	(vi)	a first ranking pledge by the Company of all its shares in Toreador International;

“Security Documents”	the documents providing for the Security consisting of:

	(i)	the Share Pledges;

	(ii)	the Contracts Assignments; and

	(iii)	the Accounts Agreements;

“Series A-1 Convertible
Preferred Stock”	the 72,000 shares of the Company’s Series A-1 Convertible Preferred Stock outstanding as of June 30, 2006;

“Share Pledges”	together, the instruments providing for a pledge in favour of IFC of all of the issued and outstanding shares of Toreador International, Toreador Turkey, Toreador Romania, Madison Oil and Toreador

France, each in form and substance satisfactory to IFC, together with, as applicable, original share certificates and instruments of transfer in respect of all such shares executed in blank;

“Subsidiary”	with respect to any Person, an Affiliate over fifty per cent (50%) of whose capital is owned, directly or indirectly, by such Person;

“Tangible Net Worth”	the aggregate of:

	(i)	(A)	the amount paid up or credited as paid up on the share capital of any Person; and

		(B)	the amount standing to the credit of the reserves of such Person (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from the amounts in (A) and (B):

			(w)	any debit balance on the profit and loss account or impairment of the issued share capital of such Person (except to the extent that deduction with respect to that debit balance or impairment has already been made);

			(x)	amounts set aside for dividends to the extent not already deducted from equity;

			(y)	amounts of deferred tax assets; and

(z) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and

(ii) if applicable, that part of the net results of operations and the net assets of any Subsidiary of such Person attributable to interests that are not owned, directly or indirectly, by such Person;

“Taxes”	any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Texas Facility”	the US$25,000,000 credit agreement dated December 30, 2004 between Toreador Exploration & Production Inc. and Toreador Acquisition Corporation as the borrowers and Texas Capital Bank, N.A. as the lender;

“TPAO”	Turikye Petrolleri A.O., the national oil & natural gas company of Turkey;

“Transaction Documents”	together:

(i) the Financing Documents; and

(ii) the Project Documents;

“Turkey”	the Republic of Turkey;

“Turkey Gas Sales Agreement”	any gas sales agreement to be entered into by either TPAO or Toreador Turkey for the sale of gas in Turkey;

“Turkish Accounts Agreement”	the agreement or agreements between Toreador Turkey, IFC and an account bank in Turkey acceptable to IFC providing for the establishment of accounts in Turkey into which all of the revenues of Toreador Turkey will be deposited, and security over such account in favour of IFC, which agreement shall be in a form and substance satisfactory to IFC; and

“World Bank”	the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.
     Section 1.02. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document on a Consolidated Basis shall be made in accordance with the Accounting Standards and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Company is obligated to furnish to IFC under Section 6.03(a) (Reporting Requirements).
     (b) Where quarterly financial statements from the last quarter of a Financial Year are used for the purpose of making certain financial calculations then, at IFC’s option, those calculations may instead be made from the audited financial statements for such Financial Year.
     (c) If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated (as stated in the definition of Consolidated Basis plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities).
     Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:
     (a) headings are for convenience only and do not affect the interpretation of this Agreement;

     (b) words importing the singular include the plural and vice versa;
     (c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;
     (d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and
     (e) a reference to a party to any document includes that party’s successors and permitted assigns.
     Section 1.04. Business Day Adjustment. (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
     (b) When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
ARTICLE II
The Facility
     Section 2.01. The Facility. (a) Subject to the provisions of this Agreement, IFC agrees to make available to
(i)	the Borrowers, the Facility consisting of the A Loan Facility in an aggregate principal amount of up to the Maximum Facility Amount; and

(ii)	Toreador Turkey Ltd and Toreador Romania Ltd, the C Loan Facility of ten million Dollars ($10,000,000).
     (b) Each Loan under each Facility shall be used solely for the Project.

     (c) The A Loan Facility is a revolving facility. Accordingly, any amount of the A Loan which is prepaid or repaid may, subject to the provisions of this Agreement, be reborrowed. For the avoidance of doubt, amounts:
(i)	cancelled pursuant to Section 2.13 (Suspension or Cancellation by IFC) or Section 2.14 (Cancellation by the Borrowers);

(ii)	repaid pursuant to Section 2.06(b) (Repayment); or

(iii)	repaid following the issuance of a notice pursuant to Section 7.01 (Acceleration after Default);
     may not be re-borrowed.
     (d) Any amount of the C Loan that is prepaid, repaid or canceled may not be reborrowed; provided that for avoidance of doubt, the C Loan may not be prepaid without the consent of IFC in accordance with Section 2.07(b) (Prepayment and Mandatory Prepayment).
     Section 2.02. Facility Procedure and Rollover.
     (a) Subject to Section 2.01 (The Facility), any Borrower may request Loans during the Availability Period by delivering to IFC, at least ten (10) Business Days prior to the proposed date of a Loan, a Loan request substantially in the form of Schedule 2. Such Borrower shall deliver to IFC within five (5) Business Days of the disbursement of such Loan a receipt substantially in the form of Schedule 3. No Loan shall exceed the Available Amount, and each Loan shall:
(i)	with respect to the A Loan Facility, be in an amount of not less than five million Dollars ($5,000,000); and

(ii)	with respect to the C Loan Facility, be for the full amount of the C Loan.
     (b) Each Loan shall be made by IFC at a bank in New York, New York for further credit to the relevant Borrower’s account at a bank in a place reasonably acceptable to IFC, all as specified by the Borrower in the relevant Loan request.

     (c) Where any A Loan is outstanding on any Interest Payment Date, then, in respect of that A Loan, the Borrowers, on a joint and several basis, will be conclusively deemed to have requested, and IFC shall be deemed to make, a Rollover Loan (of an aggregate amount equal to the outstanding amount of all A Loans, including any Rollover Loan, which are scheduled to mature on that Interest Payment Date) which will be applied in refinancing the outstanding A Loan or A Loans in full unless:
(i)	no later than thirty (30) days prior to such Interest Payment Date, the relevant Borrower which borrowed such A Loan(s) or any other Obligor irrevocably notifies IFC that it will pay all or part of the outstanding amount of the relevant A Loan(s) on or prior to such Interest Payment Date;

(ii)	the aggregate outstanding amount of all Loan(s) exceeds the Available Amount on the such Interest Payment Date, in which case a Rollover Loan may only be deemed to be requested and made under this Section 2.02(c) in an amount which would not cause the Available Amount to be exceeded (and any amount of any A Loan(s) which are not so refinanced by Rollover Loans shall be repaid by the Borrowers in accordance with Section 2.06(a)(Repayment)); or

(iii)	an Event of Default has occurred and is continuing.
     Section 2.03. Interest. Subject to the provisions of Section 2.05 (Default Rate Interest), each of the Borrowers shall, on a joint and several basis, pay interest on each Loan in accordance with this Section 2.03:
     (a) During each Interest Period, the Loans shall bear interest at the applicable Interest Rate for that Interest Period.
     (b) Interest on each Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Loan made less than fifteen (15) days before an Interest Payment Date, interest on that Loan shall be payable on the second Interest Payment Date following the date of that Loan.

     (c) The Interest Rate for any Interest Period shall be the rate which is the sum of:
(i)	the Applicable Margin; and

(ii)	LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for any Loan, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.
     (d) If, for any Interest Period, IFC cannot determine LIBOR by reference to the Telerate Service or any other service that displays BBA rates, IFC shall notify Borrowers and shall instead determine LIBOR:
(i)	on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in the Loan Currency and otherwise in accordance with Section 2.03 (c) (ii), by any four (4) major banks active in the Loan Currency in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or

(ii)	if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in the Loan Currency and otherwise in accordance with Section 2.03(c)(ii), by a major bank or banks in New York, New York selected by IFC.
     (e) On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrowers of those rates.

     (f) The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrowers (unless the Borrowers show to IFC’s satisfaction that the determination involves manifest error).
     Section 2.04. Change in Interest Period. Without prejudice to the provisions of Section 2.05 (Default Rate Interest), if at any time any of the Borrowers fails to pay any amount of principal of, or interest on, any Loan when due (whether at stated maturity or upon acceleration), and any part of that amount remains unpaid on the third Business Day immediately preceding any Interest Payment Date falling after that amount became due, then:
     (a) IFC may elect that the duration of the Interest Period commencing on that Interest Payment Date and, subject to Section 2.04 (c), any subsequent Interest Period shall be either three (3) months or one (1) month and shall notify the Borrowers of that election in the notice referred to in Section 2.03 (e) (Interest);
     (b) the Interest Rates applicable to any Interest Period which is three (3) months or one (1) month shall be determined in accordance with Section 2.03 (Interest) in all respects, except that any reference in Section 2.03 (c) (ii) to six (6) months shall be deemed to be a reference to three (3) months or, as the case may be, one (1) month; and
     (c) unless an Event of Default or Potential Event of Default has occurred and is continuing, IFC shall reinstate Interest Periods of six (6) months as of the first Interest Payment Date which is June 15 or December 15 falling at least three (3) Business Days after the payment default is remedied in full and shall inform the Borrowers of that reinstatement in the notice referred to in Section 2.03 (e) (Interest).
     Section 2.05. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrowers fail to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.08 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrowers shall, on a joint and several basis, pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum and the Interest Rate in effect from time to time.

     (b) Interest at the rate referred to in Section 2.05 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.
     Section 2.06. Repayment.
     (a) Subject to Section 2.02(c) (Loan Procedure and Rollover) and to Section 2.07 (Prepayment and Mandatory Prepayment), the Borrowers shall, on a joint and several basis, repay each A Loan made under this Agreement in full on the Interest Payment Date immediately following the date on which such A Loan is made.
     (b) The Maximum Facility Amount shall be reduced to the following amounts on the following Interest Payment Dates:

Interest Payment Date	Maximum Facility Amount
December 15, 2011	$35,000,000
June 15, 2012	$30,000,000
December 15, 2012	$25,000,000
June 15, 2013	$20,000,000
December 15, 2013	$15,000,000
June 15, 2014	$10,000,000
December 15, 2014	$0
     (c) The Borrowers shall, on a joint and several basis, repay the C Loan on the following dates and in the following amounts:

Date Payment Due	Principal Amount Due
December 15, 2014	$5,000,000
June 15, 2015	$5,000,000
Total	$10,000,000
     Section 2.07. Prepayment and Mandatory Prepayment Without prejudice to Section 6.04(c) (Insurance):

     (a) any of the Borrowers may prepay all or any part of any A Loan, on not less than thirty (30) days’ prior notice to IFC, but only if:
(i)	such Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of any A Loan to be prepaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 2.12 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(ii)	for a partial prepayment, that prepayment is an amount not less than five million Dollars ($5,000,000); and

(iii)	if requested by IFC, such Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.
     (b) The Borrowers shall, on a joint and several basis, prepay all or part of the A Loans and, but only if IFC so requests, the C Loan in the following circumstances:
(i)	upon receipt of the proceeds (net of Taxes, costs and expenses) of any asset sales which are permitted under, and which are not being reinvested, in each case in accordance with Section 6.02(o) (Negative Covenants) in excess of one million Dollars ($1,000,000) in the aggregate (in any calendar year) by any Obligor, in which case, an amount equal to one hundred percent (100%) of such proceeds will be applied in such prepayment; and

(ii)	unless otherwise agreed with IFC, upon receipt by any Obligor of property insurance proceeds which are required to be applied in such prepayment in accordance with Section 6.04(c) (Insurance) or the proceeds of compensation for any expropriation, taking or condemnation of any asset of any Obligor the proceeds of which are in aggregate of one million Dollars ($1,000,000) or more (in any calendar year), in which case, an amount equal to one hundred percent (100%) of such proceeds will be applied in such prepayment other than in respect of insurance claims filed prior to the date hereof; and

(iii)	if on any Interest Payment Date (taking into account any A Loans repaid on such Interest Payment Date) the aggregate outstanding amount of the Loans are in excess of the Available Amount as at such Interest Payment Date, then the Borrowers shall be required, on a joint and several basis, to prepay the A Loans, and if IFC so requests, the C Loan, in an amount equal to such excess;
and
(A)	the Borrowers (or other Obligor, as the case may be) shall simultaneously pay all accrued interest and Increased Costs (if any) on the amount of any Loan to be prepaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 3.11 (Unwinding Costs), if the payment is not made on an Interest Payment Date; and

(B)	if requested by IFC, the Borrowers (or other Obligor, as the case may be) shall deliver to IFC, prior to the date of payment, evidence satisfactory to IFC that all necessary Authorizations with respect to the payment have been obtained; and
     (c) Amounts of principal prepaid under this Section shall be applied by IFC in reduction of the respective reduction installments of the Maximum Facility Amount set out in Section 2.06(a)(Repayment) in inverse order.
     (d) Upon delivery of a notice in accordance with Section 2.07 (a), the Borrowers, on a joint and several basis, shall make the prepayment in accordance with the terms of that notice.
     (e) Any principal amount of any A Loan prepaid under Section 2.07(a) or Section 2.07(b) may be re-borrowed.
     (f) The C Loan may not be prepaid except following a request by IFC in accordance with Section 2.07(b). If, notwithstanding the provisions of this Agreement, any Obligor prepays all or any part of the C Loan, then the Borrowers shall, on a joint and several basis, also pay to IFC within thirty (30) days of the date of such prepayment the present value, calculated using the Discount Rate, of the Additional Compensation which would be payable if no prepayment of the C Loan was made, for the period commencing on the day immediately following the calculation date up to and including the Final Maturity Date.
     Section 2.08. Fees. (a) The Borrowers shall, on a joint and several basis, pay to IFC a commitment fee:
(i)	with respect to the A Loan Facility, at the rate(s) equal to:
(A)	one percent (1%) of the Maximum Facility Amount that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Agreement; and

(B)	a half percent (0.5%) of the Contingent Facility Amount, beginning to accrue on the date of this Agreement and ceasing to accrue on the Phase II Effectiveness Date;
(ii)	with respect to the C Loan Facility, at the rate per annum equal to fifty percent (50%) of the Applicable Margin specified in paragraph (ii)(x) of the definition of “Applicable Margin”, on that part of the C Loan that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Agreement;

(iii)	in each case, pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iv)	payable semi-annually, in arrears, on each Interest Payment Date, the first such payment to be due on June 15, 2007.
     (b) The Borrowers shall also, on a joint and several basis, pay to IFC:
(i)	a front-end fee on the A Loan Facility of six hundred thousand Dollars ($600,000), to be paid on the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediately preceding the date of disbursement of the first A Loan;

(ii)	a front-end fee on the C Loan Facility of one hundred and fifty thousand Dollars ($150,000), to be paid on the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediately preceding the date of disbursement of the C Loan;

(iii)	a portfolio supervision fee of fifteen thousand Dollars ($15,000) per annum, payable on January 15 of each calendar year; and

(iv)	if the Obligors and IFC agree to restructure all or part of the Loans, the Borrowers and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.
     (c) Following the disbursement of the C Loan and subject to Section 2.07(f), the Borrowers, on a joint and several basis, shall pay the Additional Compensation to IFC on April 30 of each year in respect of the previous Financial Year up to and including the Final Maturity Date (pro rated in respect of any partial Financial Year).
     Section 2.09. Currency and Place of Payments. (a) Each Obligor shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency, in same day funds, to the account of IFC at Northern Trust International Banking Corporation, New York, New York, U.S.A., ABA#026001122, for credit to IFC’s account number 10215220300, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time.
     (b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrowers (or any other Obligor, as applicable) to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.09 (a).
     (c) The Borrowers shall, on a joint and several basis, indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.09 (a). The Borrowers shall, as a separate obligation, and on a joint and several basis, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.09 (a).
     (d) Notwithstanding the provisions of Section 2.09 (a) and Section 2.09 (b), IFC may require the Borrowers, on a joint and several basis, to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.15 (a) (Taxes) and Section 2.16 (Expenses) in the currency in which they are payable, if other than the Loan Currency.
     Section 2.10. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that any Borrower may give to the contrary.
     Section 2.11. Increased Costs. On each Interest Payment Date, the Borrowers shall, on a joint and several basis, pay, in addition to interest, the amount which IFC from time to time notifies to the Borrowers, on a joint and several basis, in an Increased Costs Certificate as being the aggregate Increased Costs of IFC accrued and unpaid prior to that Interest Payment Date.
     Section 2.12. Unwinding Costs. (a) If IFC incurs any cost, expense or loss as a result of the Borrower:
(i)	failing to borrow in accordance with a Loan request made pursuant to Section 2.02 (Loan Procedure and Rollover);

(ii)	failing to prepay in accordance with a notice of prepayment;

(iii)	prepaying all or any portion of the Loans on a date other than an Interest Payment Date; or

(iv)	after acceleration of any Loan, paying all or a portion of the Loans on a date other than an Interest Payment Date;
then the Borrowers shall, on a joint and several basis, immediately pay to IFC the amount that IFC from time to time notifies to the Borrowers as being the amount of those costs, expenses or losses incurred; provided that such notice sets forth in reasonable detail the basis on which such costs, expenses or losses were calculated.
     (b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any drawing or prepayment of any Loan, or any payment of all or part of the Loans upon acceleration.
     Section 2.13. Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrowers, suspend the right of the Borrowers to borrow Loans or cancel the undisbursed portion of the Facility in whole or in part:
(i)	if the first Loan has not been made by June 30, 2007, or such other date as the parties agree;

(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 7.02(f) (Events of Default) is, in the reasonable opinion of IFC, imminent; or

(iii)	if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect.
     (b) Upon the giving of any such notice referred to in Section 2.13(a), the right of each Borrower to draw the undisbursed portion of the Facility shall be suspended or canceled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.13(a) and shall not limit any other provision of this Agreement. Upon any cancellation the Borrowers shall, on a joint and several basis, subject to paragraph (d) of this Section 2.13, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation.
     (c) Any portion of the Facility that is cancelled under this Section 2.13 may not be reborrowed.
     (d) In the case of partial cancellation of the Facility pursuant to paragraph (a) of this Section 2.13, or Section 2.14(a) (Cancellation by the Borrowers), interest on the amount then outstanding of the Loans remains payable as provided in Section 2.03 (Interest).

     Section 2.14. Cancellation by the Borrowers. (a) The Borrowers may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Facility on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice).
     (b) IFC shall, by notice to the Borrowers, cancel the undisbursed portion of the Facility effective as of that specified date if, subject to Section 2.13(e) (Suspension or Cancellation by IFC), IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.
     (c) Any portion of the Facility that is cancelled under this Section 2.14 may not be reborrowed.
     Section 2.15. Taxes. (a) The Borrowers shall, on a joint and several basis, pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any governmental Authority or any jurisdiction through or out of which a payment is made.
     (b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.
     (c) If any Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by such Borrower under this subsection) had those payments been made without that deduction.
     (d) If Section 2.15 (c) applies and IFC so requests, such Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.
     Section 2.16. Expenses. (a) The Borrowers shall, on a joint and several basis, pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.
     (b) The Borrowers shall, on a joint and several basis, pay to IFC or as IFC may direct fees and expenses reasonably incurred by IFC in respect of:
(i)	IFC’s technical and market consultants including the Independent Reserve Engineer and the public accountants incurred in connection with the investment by IFC provided for under this Agreement;

(ii)	IFC’s counsel in the Cayman Islands, Delaware, England, France, Hungary, Turkey and Romania, incurred in connection with:
(A)	the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)	the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)	the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement;

(F)	the occurrence of any Event of Default or Potential Event of Default; and

(G)	the release of the Security following repayment in full of the Loans;
(iii)	the costs and expenses reasonably incurred by IFC in relation to the supervision and administration of the Facility.

(iv)	the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees on a full indemnity basis.
     Section 2.17. Limitation of Liability. Any amounts required to be paid by either Toreador France or Madison Oil, as a result of its joint and several liability as a Borrower, shall not exceed fifty million Dollars ($50,000,000) in the aggregate; provided that, for the avoidance of doubt, this provision shall not apply to any other Borrower.
ARTICLE III
Guarantee
     Section 3.01. Guarantee. In consideration of IFC making available the Facility to the Borrowers, each of the Guarantors hereby irrevocably, absolutely and unconditionally and on a joint and several basis (subject to Section 3.16 (Limitation of Liability):
     (a) guarantees to IFC the due and punctual payment of all of the Guaranteed Obligations or any unpaid portion thereof whether at stated maturity, upon acceleration or otherwise; and
     (b) undertakes that whenever the Borrowers do not pay any amount of the Guaranteed Obligations when due, the Guarantors will immediately and in any event, forthwith upon demand by IFC, pay that amount to IFC, in the Loan Currency, and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Borrowers under this Agreement.

     Section 3.02. Indemnity. Each of the Guarantors hereby irrevocably, absolutely and unconditionally and on a joint and several basis agrees, as a primary obligation, to indemnify IFC from time to time on demand from and against any loss incurred by IFC as a result of any of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to IFC, the amount of such loss being the amount which IFC would otherwise have been entitled to recover from the Borrowers.
     Section 3.03. Continuing Guarantee. (a) The guarantee and indemnity contained in this Article 3 is each a continuing, separate and independent obligation of each of the Guarantors, notwithstanding any settlement of account or the occurrence of any other event or thing, and shall:
(i)	remain in full force and effect until the Guaranteed Obligations have been fully and irrevocably paid strictly in accordance with the provisions of the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part; and

(ii)	survive the termination of the Transaction Documents.
     (b) If for any reason the Guarantee ceases to be a continuing security, IFC may either continue any then existing account(s) or open new account(s) for the Borrowers, but in any case the Guarantors’ obligations under this Article 3 shall be unaffected by, and shall be calculated without regard to, any payment into or out of any such account after the Guarantee has ceased to be a continuing security.
     Section 3.04. No Set-off. All payments which each Guarantor is required to make under this Article 3 shall be made without any set-off, counterclaim, deduction or condition.
     Section 3.05. Taxes. (a) Each of the Guarantors shall pay or cause to be paid all present and future taxes, duties, fees and other charges of whatsoever nature, if any, now or in the future levied or imposed by any governmental Authority or any jurisdiction through or out of which a payment is made on or in connection with the payment of any and all amounts due under this Article 3.
     (b) All payments due under this Article 3 shall be made without deduction for or on account of any such taxes, duties, fees or other charges.

     (c) If any Guarantor is prevented by operation of law or otherwise from making or causing to be made such payments without deduction, the amounts due under this Article 3 shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any such taxes, duties, fees or other charges payable on amounts payable by such Guarantor under this subsection) had such payments been made without such deduction.
     (d) If Section 3.05(c) above applies and IFC so requires, the relevant Guarantor shall deliver to IFC an original receipt or a certified copy thereof issued by the relevant Authority evidencing payment to that Authority of all amounts required to be deducted in respect of payments due under the Guarantee.
     Section 3.06. Currency and Place of Payment.
     (a) Each Guarantor shall make all payments of any amount due to IFC under this Article 3 in the Loan Currency, in same day funds, to the account of IFC specified in Section 2.09 (Currency and Place of Payment).
     (b) The tender or payment of any amount payable under this Article 3 (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of any Guarantor to pay in the Loan Currency all amounts payable under the Guarantee except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 3.06(a).
     (c) Notwithstanding the provisions of Section 3.06(a) and Section 3.06(b), IFC may require any Guarantor to pay (or reimburse IFC) for any Guaranteed Obligations in the currency in which they are payable under this Agreement or other Transaction Document, if other than the Loan Currency.
     (d) In no circumstances whatsoever will any Guarantor have the right to make payments hereunder in any currency other than the Loan Currency in respect of Guaranteed Obligations that have been re-denominated into a currency other than the Loan Currency as a result of the application of any law, order, decree or regulation in any jurisdiction other than the United States of America, and in such circumstances the Guaranteed Obligations shall, for purposes of this Agreement, be deemed to remain denominated and payable to IFC in the Loan Currency. Each Guarantor hereby irrevocably and unconditionally waives any legal or equitable defense it may have to the payment of any of the Guaranteed Obligations in a currency other than the Loan Currency.

     Section 3.07. Certificate Conclusive. A certificate of IFC stating:
     (a) any amount due and payable by any Guarantor under this Agreement; or
     (b) the amount of the Guaranteed Obligations, whether currently due and payable or not, shall be conclusive in the absence of manifest error.
     Section 3.08. Allocation. IFC may allocate and apply:
     (a) any amounts received by it or recovered under any security, and any other document or agreement which is a security for any of the Guaranteed Obligations; or
     (b) any amount received from or on behalf of any Guarantor under this Agreement, in each case, if such amount is less than the full amount then due and payable to IFC under this Agreement, in any manner and for such purposes in respect of this Agreement or any other Financing Document as IFC in its sole discretion determines, notwithstanding any instruction that any Guarantor may give to the contrary.
     Section 3.09. Waivers of Defenses (a) Each Guarantor’s obligations under this Article III and IFC’s rights under this Agreement shall not be affected or impaired or waived or precluded for additional or future exercise, by any act, omission, circumstance, matter or thing (other than full and irrevocable payment of the Guaranteed Obligations) which, but for this provision, would reduce, release or prejudice any of its obligations under the Guarantee or which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor, or otherwise discharge, impact or affect the obligations of any Guarantor or the rights of IFC, including (whether or not known to such Guarantor or to IFC):
     (i) any time, waiver, composition, forbearance or concession given to the Borrowers or any other Person;
     (ii) any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against the Borrowers or any other Person, in respect of any Security;

     (iii) any amplification, amendment (however fundamental), variation or replacement of the provisions of any Transaction Document or of any other agreement or security between IFC and the Borrowers;
     (iv) any failure of the Borrowers or any Guarantor to comply with any requirement of any law, regulation or order;
     (v) the dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Borrowers or any Guarantor;
     (vi) any purported or actual assignment of the Loans by IFC to any other party;
     (vii) this Agreement or any other Transaction Document being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect; or
     (viii) any failure by IFC to take, enforce, release, discharge, exchange or substitute, or to realise the full value of, the security or any other security taken in respect of the Guaranteed Obligations.
     Section 3.10. Immediate Recourse. Each Guarantor waives any right it may have of first requiring IFC (or any trustee, agent or other person acting on its behalf) to:
     (i) give any notice to, make a demand upon, or take any action against any of the Borrowers;
     (ii) give any prior notice to any Guarantor with regard to any default by the Borrowers; or
     (iii) proceed against, obtain a judgment, file a proof in a winding-up or dissolution of any of the Borrowers, enforce any other rights or security or make a demand or claim payment from any Person, before making a claim against any Guarantor under this Agreement.
     Section 3.11. Non-Competition. If any amounts have become payable or have been paid by any Guarantor under this Agreement, none of the Guarantors shall, in respect of such monies, seek to enforce repayment, obtain the benefit of any security, be indemnified or receive collateral from any of the Borrowers or a contribution from any other Person, or exercise any other rights or legal remedies of any kind which may accrue to any Guarantor against any of the Borrowers, including in any proceeding of the type referred to in Section 3.12, and whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid (or in respect of any other monies for the time being due to the Guarantor from the Borrowers) if and for so long as any Guaranteed Obligations remain payable. Each Guarantor shall hold in trust for, and forthwith pay or transfer to, IFC any payment or distribution or benefit of security received by it contrary to this Section 3.11, including where (notwithstanding Section 3.12) such payment, distribution or benefit was received by IFC in any proceeding of the type referred to in Section 3.12.
     Section 3.12. Bankruptcy or Liquidation of Company. If any of the Borrowers becomes bankrupt, enters into a composition or makes any arrangement with its creditors, or is dissolved, liquidated or wound up, no Guarantor shall claim, rank, prove or vote as a creditor of the relevant Borrower or its estate in competition with IFC in respect of any amounts owing to such Guarantor by the Borrowers on any account whatsoever, but instead shall give IFC the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.
     Section 3.13. Appropriation of Monies. Until all of the Obligations have been irrevocably paid in full, IFC (or any trustee, agent or other person acting on its behalf) may:
     (a) refrain from applying or enforcing any other monies, security or rights held or received by IFC (or such trustee, agent or other person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it sees fit (whether against the Guaranteed Obligations or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and
     (b) hold and keep for such time as it thinks prudent any monies received, recovered or realized under the Guarantee, to the credit either of the Guarantors or such other Person or Persons as it thinks fit or in a suspense account.
     Section 3.14. Reinstatement. (a) Where any discharge (whether in respect of the obligations of the Borrowers, any Guarantor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantors under this Agreement shall continue or shall be reinstated (as the case may be) as if such discharge or arrangement had not occurred.
     (b) IFC (or any trustee, agent or other person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
     Section 3.15. Additional Security. The Guarantee is in addition to, and is not in any way prejudiced by, any collateral or other security now or hereafter held by IFC, nor shall such collateral or other security held by IFC or the liability of any Person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by the Guarantee.
     Section 3.16. Limitation of Liability. Any amounts required to be paid by either Toreador France or Madison Oil, pursuant to this Article III, shall not exceed fifty million Dollars ($50,000,000) in the aggregate; provided that, for the avoidance of doubt, this provision shall not apply to any other Guarantor.
ARTICLE IV
Representations and Warranties
     Section 4.01. Representations and Warranties of Each Obligor. Each Obligor represents and warrants that:
     (a) Organization and Authority. It is a company or corporation limited by shares duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power and has obtained all required Authorizations to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;
     (b) Validity. Each Transaction Document to which it is a party has been, or will be, duly authorized and executed by it and constitutes, or will when executed constitute, its valid and legally binding obligation, enforceable in accordance with its terms and none of the Project Documents has been, or will be, amended or modified except as permitted under this Agreement;

     (c) No Conflict. Neither the making of any Transaction Document to which it is a party nor (when all the Authorizations referred to in Section 5.01(d) (Conditions of Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound, or violate any of the terms or provisions of its Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to it;
     (d) Status of Authorizations. To the best of its knowledge, after due inquiry, it has all of the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business and other than, prior to the disbursement of the first A Loan, Authorizations necessary with respect to the creation and perfection of the Security) needed by it to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party, and all such Authorizations have been obtained and are in full force and effect and in respect of Authorizations not required to be obtained for the purposes specified above at the time of making this representation, it has no reason to believe that it will not obtain those Authorizations in a timely manner.
     (e) No Amendments to Charter. Its Charter has not been amended since the date, prior to the date of this Agreement, it provided such Charter to IFC;
     (f) No Immunity. Neither it nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document;
     (g) Disclosure. All written information given by it to IFC relating to such Obligor or the Project was and continues to be true and accurate (other than projections and other forward-looking statements which it believes to be reasonable) and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;
     (h) Financial Condition. Since December 31, 2005, it:
(i)	has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

(ii)	has not undertaken or agreed to undertake any substantial obligation other than in the ordinary course of business;
     (i) Financial Statements. Its financial statements for the period ending on December 31, 2005:
(i)	have been prepared in accordance with the Accounting Standards and give a true and fair view of the financial condition of it as of the date as of which they were prepared and the results of its operations during the period then ended, subject to any adjustments to be made pursuant to the ongoing restatement of such financial statements, provided that any such adjustment cannot reasonably be expected to have a Material Adverse Effect;

(ii)	disclose all of its liabilities (contingent or otherwise), and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by it (whether or not such commitments have been disclosed in such financial statements);
     (j) Title to Assets and Permitted Liens.
(i)	It has good and marketable title to all of the assets purported to be owned by it and possesses a valid leasehold interest in all assets which it purports to lease, in all cases free and clear of all Liens, other than Permitted Liens and no contracts or arrangements, conditional or unconditional, exist for the creation by it of any Lien, except for the Security;

(ii)	the provisions of the Security Documents are effective to create, in favor of IFC, legal, valid and enforceable Liens on or in all of the assets covered by the Security; and

(iii)	all recordings and filings have been made in all public offices, all necessary consents obtained and all other action has been taken so that the Liens created by each Security Document constitute perfected Liens on the Security with the priority specified in the Security Documents;

provided that the representations in Sections 5.01(k)(ii) and (iii) shall not be deemed made prior to the disbursement of the first A Loan;
     (k) Taxes. All of its tax returns and reports required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon it, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those:
(i)	payable without penalty or interest; and

(ii)	being contested in good faith by appropriate proceedings, and so long as such Obligor (A) has set aside adequate reserves sufficient to promptly pay in full any amounts that such Obligor may be ordered to pay on final determination of such proceedings and (B) is diligently prosecuting such proceedings;
     (l) Litigation.
(i)	It is not engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect; and

(ii)	no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;
     (m) Compliance with Law. To the best of its knowledge and belief after due inquiry, it is not in violation of any material statute or regulation of any Authority;
     (n) Environmental Matters.
(i)	to the best of its knowledge and belief, after due inquiry, there are no material social or environmental risks or issues in relation to the Project;

(ii)	it has not received nor is aware of either (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person concerning the Project’s failure to comply with any matter covered by the Performance Standards which failure has, or could reasonably be expected to have, a Material Adverse Effect or a material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards; and

(iii)	each of the Obligors are in compliance in all material respects with applicable country and IFC environmental guidelines, the Performance Standards, ESRS and the Corrective Action Plan.
     (o) Labor Matters. There are no ongoing or, to the best of its knowledge after due inquiry, threatened, strikes, slowdowns or work stoppages by its employees or any contractor with respect to the Project, to the extent that any such threatened strikes, slowdowns or work stoppages may reasonably be expected to have a Material Adverse Effect;
     (p) Prohibited Payments. Neither it nor any Affiliates, nor any Person acting on its or their behalf, has made, with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment;
     (q) No Material Omissions. None of the representations and warranties in this Section 4.01 omits any matter the omission of which makes any of such representations and warranties misleading in any material respect;
     (r) Pension Plans. It is in compliance with its obligations with regards to its pension and employee benefit plans, including its funding obligations with regards to such pension and employee benefit plans; and
     (s) Capitalization. Schedule 8 (Group Ownership) sets forth a true and accurate description of the Obligors’ capitalization and ownership structure.
     Section 4.02. Representatiions and Warranties of Madison Oil and Toreador France. Each of Madison Oil and Toreador France represents and warrants that:
     (a) it has received valid consideration, in accordance with the requirements of French law, for acting as Guarantor under the Guarantee [and assuming joint and several liability as a Borrower]; and

     (b) its incurrence of the liabilities under the Guarantee [and otherwise under this Agreement] does not exceed its financial capacity as of the date of this Agreement (as determined in accordance with French law).
     Section 4.03. IFC Reliance. Each Obligor acknowledges that it makes the representations and warranties in Section 4.01 (Representations and Warranties of Each Obligor) with the intention of inducing IFC to enter into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.
ARTICLE V
Conditions of Disbursement
     Section 5.01. Conditions of First Disbursement. The obligation of IFC to make the first Loan is subject to the fulfillment prior to or concurrently with the making of that first Loan of the following conditions:
     (a) Transaction Documents. The Transaction Documents (other than the Security Documents), each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party;
     (b) Charter Amendments. Each Obligor has delivered to IFC a certified copy of its Charter (with all amendments thereto), and each such Charter is in a form and substance reasonably satisfactory to IFC;
     (c) Authorizations. Each Obligor has obtained, and provided to IFC copies of, all Authorizations listed in Annex B, and such other Authorizations not listed in those Sections that may become necessary for such Obligor to have in relation to:
(i)	the Loans;

(ii)	the business of the relevant Obligor as it is presently carried on and is contemplated to be carried on;

(iii)	the Project and the implementation of the Financial Plan;

(iv)	the due execution, delivery, validity and enforceability of, and performance by the relevant Obligor of their respective obligations under this Agreement and the other Transaction Documents, the Project Documents and any other documents necessary or desirable to the implementation of any of those agreements or documents other than any Authorizations needed for the creation and perfection of the Security; and

(v)	the remittance to IFC or its assigns in the Loan Currency of all monies payable with respect to the Transaction Documents;
and all those Authorizations are in full force and effect;
     (d) Legal Opinions. IFC has received legal opinions in a form satisfactory to it from counsel for the Obligors and/or IFC in each of Delaware, France, Cayman Islands, Turkey, Romania and Hungary and, if IFC so requests, from counsel for IFC in France, covering such matters relating to the transactions contemplated by this Agreement as IFC may reasonably request;
     (e) CFO’s Certificate. IFC has received a certification from the Company’s chief financial officer confirming that, as at a date within sixty (60) days prior to the date of the first Loan, the Company is in compliance with the provisions of Section 6.01(m) (Affirmative Covenants), subject to any adjustments to be made pursuant to the ongoing restatement of the Company’s financial statements for the period ending on December 31, 2005, provided that any such adjustment cannot reasonably be expected to have a Material Adverse Effect;
     (f) Insurance. IFC has received copies of all insurance policies required to be obtained pursuant to Section 6.04 (Insurance) and Annex C, and a certification from the Company’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;
     (g) Fees. IFC has received the fees which Section 2.08 (Fees) requires to be paid before the date of the first Loan;
     (h) Legal Fees and Expenses. IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 2.16 (b) (ii)

or confirmation that those fees and expenses have been paid directly to that counsel;
     (i) Authorization of Auditors. IFC has received a copy of the authorization to the Auditors referred to in Section 6.01(e) (Affirmative Covenants);
     (j) Incumbency. IFC has received a Certificate of Incumbency and Authority from each Borrower and the Company;
     (k) Appointment of Agent. Each Obligor has delivered to IFC evidence, substantially in the form of Schedule 4, of appointment of an agent for service of process pursuant to Section 8.05 (Applicable Law and Jurisdiction);
     (l) IFC has received evidence satisfactory to it confirming that:
(i)	no more than six million Dollars ($6,000,000) is outstanding under the Texas Facility; and

(ii)	no more than eleven million Dollars ($11,000,000) is outstanding under the NATIXIS Facility; and
     (m) IFC has received:
(i)	evidence satisfactory to it that that consideration referred to in Section 4.02(a) (Representations and Warranties of Madison Oil and Toreador France) has been paid (or, if in the form of an annual fee, the fee for the remainder of 2006 and the whole of 2007 has been paid) and shall have received a certificate from the chief financial officer of the Company certifying the payment terms of such consideration; and

(ii)	the board resolutions of Madison Oil and Toreador France in form and substance satisfactory to IFC.
     Section 5.02. Conditions of All Disbursements. The obligation of IFC to make any Loan, including the first Loan, is also subject to the conditions that:
     (a) No Default. No Event of Default and, solely in respect of a Loan other than a Rollover Loan, no Potential Event of Default has occurred and is continuing;

     (b) Use of Proceeds. The proceeds of that Loan:
(i)	are, at the date of the relevant request, needed by the relevant Borrower for the purpose of the Project, or will be needed for that purpose within three (3) months of that date; and

(ii)	are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;
     (c) No Material Adverse Effect. Since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;
     (d) No Material Loss or Liability. Since the date of this Agreement none of the Obligors has incurred any material loss or liability except in the normal course of business (except such liabilities as may be incurred in accordance with Section 6.02 (Negative Covenants));
     (e) Representations and Warranties. The representations and warranties made in Article IV are true and correct in all material respects on and as of the date of that Loan with the same effect as if those representations and warranties had been made on and as of the date of that Loan (but in the case of Section 4.01(c) (Representations and Warranties of Each Obligor), without the words in parentheses);
     (f) Legal Opinions. IFC has received (if it so requires) legal opinions in a form satisfactory to it from counsel for the Obligors in each of Delaware, France, Cayman Islands, Turkey, Romania and Hungary, with respect to any matters relating to that Loan;
     (g) No Violations. Following the making of the relevant Loan, no Obligor will be in violation of:
(i)	its Charter;

(ii)	any provision contained in any document to which it is a party (including this Agreement) or by which it is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on it directly or indirectly limiting or otherwise restricting its borrowing power or authority or its ability to borrow;
     (h) Borrower. If the relevant Borrower delivering the Loan request pursuant to Section 2.02(a) (Facility Procedure and Rollover) is Toreador Romania, then the Romanian Concession Transfer Date shall have occurred;
     (i) Available Amount and Required Ratios. Following the making of any Loan, including any Rollover Loan under Section 2.02(c) (Loan Procedure and Rollover):
(i)	the aggregate outstanding amount of all Loans under the Facility shall not exceed the Available Amount; and

(ii)	the Company shall be in compliance with the Required Ratios; and
     (j) Updated IFC Base Case. If IFC so requires in connection with the disbursement of any Loan (including any Rollover Loan), the Borrower shall provide to IFC an updated IFC Base Case confirming compliance with the requirements of Section 5.02(i).
     (k) French Borrowers. If the relevant Borrower delivering the Loan request pursuant to Section 2.02(a) (Facility Procedure and Rollover) is Madison Oil France or Toreador Energy France S.C.S.:
(i)	an account shall be opened by such Borrower in Turkey and/or Romania;

(ii)	the proceeds of the relevant Loan shall be deposited into such account(s); and

(iii)	the proceeds of the relevant Loan shall be used for the purposes of financing the capital expenditure and the working capital needs of such Borrower in Turkey and Romania.
For the avoidance of doubt, the proceeds of the relevant loan will not be made available in France.

     Section 5.03. Additional Conditions of the first A Loan. The obligation of IFC to make the first A Loan is subject to the fulfillment prior to or concurrently with the making of that A Loan of the following additional conditions:
     (a) C Loan. The C Loan has been fully disbursed;
     (b) Security. Each Obligor has obtained, and provided to IFC, copies of all Authorizations that are necessary for such Obligor to create and perfect the Security, and the Security Documents, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms, and the Security has been duly created and perfected as first ranking security interests in all assets and rights subject to the Security Documents;
     (c) Legal Opinions. IFC has received legal opinions in a form satisfactory to it from the Obligors’ and/or IFC’s counsel in each of Delaware, France, Cayman Islands, Hungary, England, and at the option of IFC, Turkey and Romania, covering such matters relating to the transactions contemplated by this Agreement as IFC may reasonably request, including, without limitation confirmation that the Security Documents have been executed and have become fully effective;
     (d) NATIXIS Facility and Texas Facility. Each of the NATIXIS Facility and the Texas Facility has been repaid in full, all further commitments in respect thereof have been cancelled, and the security interests granted in relation thereto have been terminated;
     (e) Annual Monitoring Report. The Company and IFC have agreed on the form of the Annual Monitoring Report;
     (f) Auditor’s Certificate. IFC has received a certification from the Auditors confirming that the Company is in compliance with the provisions of Section 6.01(m) (Affirmative Covenants) and that adequate accounting, management and cost control systems are in place; and
     (g) Obligors’ Liability. IFC has received evidence as it deems reasonably necessary confirming that each Obligor remains fully liable for all of its obligations under this Agreement.

     Section 5.04. Certification. (a) The relevant Borrower shall deliver to IFC with respect to each Loan request:
(i)	certifications, in the form included in Schedule 2, relating to the conditions specified in Section 5.02 (Conditions of All Disbursements) (other than the condition in Section 5.02(f)) expressed to be effective as of the date of that Loan, and in the case of Section 5.02(d), also certified by the Auditors if IFC so requires; and

(ii)	such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Loan or the utilization of the proceeds of any prior Loan.
     (b) In the case of any Rollover Loan, except where any Borrower makes a specific representation or where certifications or evidence is requested by IFC pursuant to Section 5.04(a) above, each Borrower shall be deemed to have provided such certifications as of the date of such Rollover Loan.
     Section 5.05 Conditions for IFC Benefit. The conditions in Section 5.01 through Section 5.03 are for the benefit of IFC and may be waived only by IFC in its sole discretion.
ARTICLE VI
Particular Covenants
     Section 6.01. Affirmative Covenants. Unless IFC otherwise agrees:
     (a) Corporate Existence; Conduct of Business. Each Obligor shall maintain its corporate existence and comply with its Charter; and shall implement the Project and conduct its business with due diligence and efficiency and in accordance with sound international oil, financial and business practices;
     (b) Use of Proceeds. Each Borrower shall cause the financing specified in the Financial Plan to be applied exclusively to the Project;

     (c) Compliance with Laws; Taxes: Each Obligor shall:
(i)	conduct its business in compliance, in all material respects, with all applicable requirements of law; and

(ii)	file by the date due all returns, reports and filings in respect of Taxes required to be filed by it and pay, when due, all Taxes due and payable by it;
     (d) Accounting and Financial Management. Each Obligor shall promptly install, if not yet installed, and maintain an accounting and control system, management information system and books of account and other records, which together adequately give a fair and true view of the financial condition of such Obligor and the results of its operations in conformity with the Accounting Standards;
     (e) Auditors.
(i)	Each Obligor shall appoint and maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of such Obligor; and

(ii)	the Company shall irrevocably authorize, in the form of Schedule 6, the Auditors (whose fees and expenses shall be for the account of the Company) to communicate directly with IFC at any time regarding the Company’s financial statements (both audited and unaudited), accounts and operations, and provide to IFC a copy of that authorization; provided that, prior to any communications with the Auditors, IFC shall provide prior written notice to the Company and, provided that, no Potential Event of Default or Event of Default has occurred, allow the Company a reasonable opportunity to participate in such discussions; and

(iii)	the Company shall, no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

     (f) Access. Upon IFC’s request, and with reasonable prior written notice, each Obligor shall permit representatives of IFC and the CAO, during normal office hours, to:
(i)	visit any of the sites and premises where the business of such Obligor is conducted;

(ii)	inspect any of the sites, facilities, plants and equipment of such Obligor;

(iii)	have access to the books of account and all records of such Obligor; and

(iv)	have access to those employees, agents, contractors and subcontractors of such Obligor who have or may have knowledge of matters with respect to which IFC seeks information;
provided that (i) no such reasonable prior notice shall be necessary if an Event of Default or Potential Event of Default is continuing or if special circumstances so require and (ii) in the case of the CAO, such access shall be for the purpose of carrying out the CAO’s Role;
     (g) Environmental Matters. Through its employees, agents, contractors and subcontractors, each Obligor shall ensure:
(i)	that the design, construction, operation, maintenance, management and monitoring of the Project’s sites, plants, equipment, operations and facilities are undertaken in compliance with (A) the Corrective Action Plan, and (B) the applicable requirements of the Performance Standards; and

(ii)	that it otherwise complies with the Environmental, Health and Safety Guidelines, the Performance Standards, all applicable environmental laws, and the environmental assessment reports, including the ESRS.
     (h) Review of Annual Monitoring Report. The Company shall periodically review the form of the Annual Monitoring Report and advise IFC as to whether revision of the form is necessary or appropriate in light of changes to any Obligor’s business or operations, or in light of environmental or social risks identified by any Obligor’s S&E Management System; and revise the form as agreed with IFC;
     (i) S&E Management System. The Company, Toreador Turkey and Toreador Romania shall use all reasonable efforts to ensure the continuing implementation and operation of the S&E Management System to assess and manage social and environmental issues in a manner consistent with the Performance Standards and the Corrective Action Plan;
     (j) Authorizations. Each Obligor shall:
(i)	obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations, including without limitation the Authorizations specified in Annex B, which are necessary for the implementation of the Project, the carrying out of its business and operations generally and the compliance by it with all its obligations under the Transaction Documents; and

(ii)	comply with all the conditions and restrictions contained in, or imposed on it by, those Authorizations;
     (k) Security; Further Assurances. The Obligors shall execute (or cause to be executed as the case may be) all of the Security Documents, and ensure the Security referred to therein is perfected and in full force and effect on or before February 28, 2006. From time to time, each Obligor shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the Security or for re-registering the Security or otherwise and, if necessary, create and perfect additional Security, to enable it to comply with its obligations under the Transaction Documents;
     (l) Royalties. Each Obligor shall pay all royalties and all license and other fees, which are properly assessed against it, not later than the due date therefor;
     (m) Required Ratios. The Company shall maintain at all times, the following ratios (the “Required Ratios”) on a Consolidated Basis at the following levels:
(i)	Life of Loan Coverage Ratio of not less than:

(A)	1.2:1.0 in 2006 and 2007;

(B)	1.3:1.0 in 2008; and

(C)	1.4:1.0 in 2009 and each subsequent year thereafter;
(ii)	Reserve Tail Ratio of not less than twenty five percent (25%);

(iii)	Adjusted Financial Debt to EBITDA ratio of not more than 3.0:1.0;

(iv)	Liabilities to Tangible Net Worth Ratio of not more than 60:40; and

(v)	Interest Coverage Ratio of not less than 3.0:1.0;
     (n) Maintenance of Operating Records. Each Obligor shall ensure adequate segregation of costs including financing thereof incurred in connection with the Project and any other activity in its books of account and other financial records in conformity with applicable law, the applicable Project Document, and any other relevant agreement binding on it and in accordance with the Accounting Principles;
     (o) Public Disclosure. The Company shall publicly disclose, annually its share (and any share of any Subsidiary of the Company) of all payments made to local, regional or central governmental Authorities in Turkey and Romania, unless such disclosure has already been made by the respective Authorities;
     (p) Pension and Employee Benefits. Each Obligor shall comply with all requirements relating to its pension and employee benefit plans;
     (q) Environmental and Social Manager. The Company, Toreador Turkey and Toreador Romania shall appoint, and maintain at all times the appointment of, the Environmental and Social Manager;
     (r) Accounts Agreements; Reserve Account.
(i)	On or prior to the date of the first A Loan, the Obligors shall establish and maintain the accounts provided for in the French Accounts Agreement (including the Reserve Account) and enter into the French Accounts Agreement.

(ii)	The Obligors shall ensure that a minimum amount shall be maintained in the Reserve Account as follows:
(1)	On or prior to the Phase II Effectiveness Date:
(i)	from and after January 1, 2009 until June 30, 2009, US$10,000,000;

(ii)	from and after July 1, 2009 until December 31, 2009, US$ 20,000,000;

(iii)	from and after January 1, 2010 until June 30, 2010, US$30,000,000; and

(iv)	from and after July 1, 2010, US$35,000,000; and
(2)	from and after the occurrence of the Phase II Effectiveness Date:
(i)	from and after January 1, 2009 until June 30, 2009, US$15,000,000;

(ii)	from and after July 1, 2009 until December 31, 2009, US$ 25,000,000;

(iii)	from and after January 1, 2010 until June 30, 2010, US$40,000,000; and

(iv)	from and after July 1, 2010, US$50,000,000;
(iii)	on or prior to the date of the first A Loan, the Obligors shall establish and maintain the accounts provided for in the Turkish Accounts Agreement and enter into the Turkish Accounts Agreement and ensure, through arrangements reasonably acceptable to IFC, that all revenues of Toreador Turkey from the sale of oil and gas in Turkey be deposited into such accounts;

(iv)	on or prior to the date of the first A Loan, the Obligors shall establish and maintain the accounts provided for in the Romanian Accounts Agreement and enter into the Romanian Accounts Agreement and ensure, through arrangements reasonably acceptable to IFC, that all revenues of Toreador Romania from the sale of oil and gas in Romania be deposited into such accounts; and

(v)	Madison Oil France and/or Toreador Energy France S.C.S., shall open an account in Turkey and/or Romania prior to delivering the Loan request pursuant to Section 2.02(a) (Facility Procedure and Rollover) for the purposes of paying the capital expenditure and working capital requirements in Turkey and Romania.
     (s) Sales Contracts. Each Obligor shall enter into and maintain in effect at all times sales contracts for the sale of all production from its Borrowing Base Assets and shall promptly, after execution thereof, deliver to IFC a signed copy of each such agreement; and
     (t) Payments to Madison Oil and Toreador France. Each Obligor (other than Madison Oil and Toreador France) shall ensure that, to the extent that the consideration referred to in Section 4.02(a) (Representations and Warranties of Madison Oil and Toreador France) is to be paid other than in the form of a single up front payment, such consideration is paid to Madison Oil and Toreador France in accordance with the terms agreed by Madison Oil and Toreador France.
     Section 6.02. Negative Covenants. Unless IFC otherwise agrees:
     (a) Distributions. No Obligor shall make any Restricted Payment except for:
(i)	payment of dividends required under applicable law;

(ii)	payment of dividends on the Series A-1 Convertible Preferred Stock, provided that:
(A)	prior to and after paying such payment, no Event of Default or Potential Event of Default shall have occurred and be continuing; and

(B)	such payment is out of retained earnings; provided further that the retained earnings out of which such payments may be made should in no event include any amount resulting from the revaluation of assets;
(iii)	payment of interest and principal on Financial Debt owed to another Obligor, provided that prior to and after paying such payment, no Event of Default or Potential Event of Default shall have occurred and be continuing; and

(iv)	cash dividends paid to another Obligor, provided that prior to and after paying such dividend:
(A)	no Event of Default or Potential Event of Default shall have occurred and be continuing; and

(B)	such payment or distribution is out of retained earnings in the immediately preceding Financial Year; provided further that the retained earnings out of which such payments or distributions may be made should in no event include any amount resulting from the revaluation of assets;
     (b) Capital Expenditures. No Obligor shall incur expenditures or commitments for expenditures for fixed or other non-current assets, other than in accordance with the annual capital expenditure budget of the Company (including any proposed acquisition of oil and gas assets) which has been approved by IFC; provided that no such prior IFC approval shall be required if:
(i)	such expenditures or commitments of all Obligors do not exceed an aggregate amount equivalent to five million Dollars ($5,000,000) in any Financial Year; and

(ii)	after giving effect to such expenditures or commitments the Company (on a Consolidated Basis) would be in compliance with Section 6.01(m) (Affirmative Covenants);
     (c) Permitted Financial Debt. No Obligor shall incur, assume or permit to exist any Financial Debt except:
(i)	the Loans;

(ii)	the Existing Convertible Senior Notes;

(iii)	other debt to any other Obligor;

(iv)	on or prior to the earlier of (i) February 28, 2007, and (ii) the date of the making of the first A Loan, Financial Debt under the Texas Facility which does not exceed, in the aggregate, six million Dollars ($6,000,000);

(v)	on or prior to the earlier of (i) February 28, 2007, and (ii) the date of the making of the first A Loan, Financial Debt under the NATIXIS Facility which does not exceed, in the aggregate, eleven million Dollars ($11,000,000);

(vi)	short-term unsecured Financial Debt incurred in the ordinary course of business in an aggregate amount which does not exceed two million Dollars ($2,000,000); and

(vii)	non-speculative hedging programs permitted under Section 6.02(e).
     (d) Leases. No Obligor shall enter into any agreement or arrangement to lease any property or equipment of any kind, except:
(i)	Financial Leases, and then only to the extent permitted under the other provisions of this Section 6.02; and

(ii)	otherwise only to the extent the aggregate payments under all such agreements or arrangements do not exceed the equivalent of one million Dollars ($1,000,000) in any Financial Year;
     (e) Derivative Transactions. No Obligor shall enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction except pursuant to non-speculative hedging programs entered into in the ordinary course of business;
     (f) Guarantees and Other Obligations. No Obligor shall enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person except as provided in this agreement or guarantees that are entered into in the ordinary course of business which, in the aggregate, do not create liabilities in excess of exceed one million Dollars ($1,000,000) at any time.

     (g) Permitted Liens. No Obligor shall create or permit to exist any Lien on any of its property, revenues or other assets, present or future, or on any property, revenues or other assets, present or future, of any of its Subsidiaries except for:
(i)	the Security;

(ii)	the naming of IFC or any Obligor as loss payee under its insurance policies;

(iii)	any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:
(A)	those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of its business; and

(B)	such Obligor has set aside adequate reserves sufficient to promptly pay in full any amounts that it may be ordered to pay on final determination of any such proceedings;
(iv)	prior to the earlier of February 28, 2007 and the making of the first A Loan, Liens in effect on the date of this Agreement which were created to secure the NATIXIS Facility; and

(v)	prior to the earlier of February 28, 2007 and the making of the first A Loan, Liens in effect on the date of this Agreement which were created to secure the Texas Facility;
     (h) Arm’s Length Transactions. No Obligor shall enter into any transaction except in the ordinary course of business on the basis of arm’s-length arrangements (including, without limitation, transactions whereby such Obligor might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products) except for any such lawful arrangement with another Obligor;
     (i) Purchasing or Sales Agency. No Obligor shall establish any sole and exclusive purchasing or sales agency for a material portion of its purchases or sales;
     (j) Profit Sharing Arrangements. No Obligor shall enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby its income or profits are, or might be, shared with any other Person other than as contemplated by the Project Documents or any other agreement, concession or license in the ordinary course of the oil and gas business;
     (k) Management Contracts. No Obligor shall enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, except for, in respect of Toreador Romania, management arrangements with Lotus Petrol S.R.L. which are acceptable to IFC;
     (l) Subsidiaries. No Obligor shall form or have any Subsidiary except for the Subsidiaries described in Schedule 8 (Group Ownership);
     (m) Permitted Investments. No Obligor shall make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise, other than:
(i)	short-term investment grade marketable securities acquired solely to give temporary employment to its idle funds;

(ii)	loans or advances to another Obligor;

(iii)	investments in the Borrowing Base Assets; and

(iv)	in respect of investments to purchase or acquire assets, to the extent permitted under Section 6.02(u);
     (n) Fundamental Changes. No Obligor shall change:
(i)	its Charter in any manner which would be inconsistent with the provisions of any Transaction Document;

(ii)	its Financial Year;

(iii)	the Financial Plan; or

(iv)	the nature or scope of the Project or change the nature of its present business or operations or engage in any Prohibited Activities;
     (o) Asset Sales. No Obligor shall sell, transfer, lease or otherwise dispose of all or a material part of its Borrowing Base Assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise, other than assets that have been worn out or are obsolete and are replaced or upgraded within one hundred and eighty (180) days on a basis that is acceptable to IFC or that are no longer required for the purposes of that Obligor’s business in each case in the ordinary course of business and in a manner consistent with the Transaction Documents; provided that, the proceeds of any sale, transfer, lease or disposal of any Borrowing Base Assets permitted under this Section 6.02(o) shall be applied in accordance with Section 2.07(b) (Prepayment and Mandatory Prepayment);
     (p) Merger, Consolidation, Etc. No Obligor shall undertake or permit any merger, spin-off, consolidation or reorganization; provided that:
(i)	any Subsidiary of a Guarantor (other than a Borrower) may merge or consolidate with such Guarantor or a wholly-owned Subsidiary of such Guarantor; provided further that the surviving entity remains a Guarantor; and

(ii)	any Obligor may merge or consolidate with another Obligor; provided further that if any such Obligor is a Borrower, then the surviving entity shall be such Borrower;
     (q) Amendments and Waivers of Material Agreements. No Obligor shall terminate, amend or grant any waiver with respect to any provision of:
(i)	any Project Document; or

(ii)	the Existing Convertible Senior Notes
          if any such action could reasonably be expected to have a Material Adverse Effect;

     (r) Use of Proceeds. No Borrower shall use or permit the use of the proceeds of any Loan in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;
     (s) Amendment of Corrective Action Plan. The Company shall not amend the Corrective Action Plan in any material respect without the prior written consent of IFC;
     (t) Prohibited Payments. No Obligor shall make (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to make) with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment. Each Obligor further covenants that should IFC notify it of its concerns that there has been a violation of the provisions of this Section or of Section 4.01(p) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;
     (u) Inventory and Additional Property. No Obligor shall purchase or otherwise acquire property other than:
(i)	purchases of inventory, materials and equipment in the ordinary course of business;

(ii)	expenditures to the extent permitted under Section 6.02(b); and
     provided that, with respect to acquisitions of oil and gas assets, IFC shall not unreasonably withhold or delay its consent;
     (v) Sale-Leaseback Transaction. No Obligor shall enter into any sale-leaseback transaction, unless:
(i)	the asset(s) subject to such transaction are not subject to the Security;

(ii)	after giving effect thereto, the Company is in compliance with Section 6.01(m) (Affirmative Covenants) on a Consolidated Basis; and

(iii)	such Obligor receives fair market value and one hundred percent (100%) cash consideration for such sale-leaseback transaction, paid at the time of closing thereof; and
     (w) Land Acquisitions. No Obligor shall acquire any land, except where such acquisition is in accordance with the Performance Standards, specifically, Performance Standard No. 5 (Land Acquisition and Resettlement Framework).
     Section 6.03. Reporting Requirements. Unless IFC otherwise agrees:
     (a) Quarterly Financial Statements and Reports. As soon as available but in any event within forty-five (45) days after the end of each quarter of its Financial Year:
(i)	each Obligor shall deliver to IFC, two (2) copies of such Obligor’s complete unaudited financial statements for such quarter and for the Financial Year to date. Such financial statements shall be prepared on an unconsolidated basis and, with respect to the Company, on a Consolidated Basis, in each case, in accordance with the Accounting Standards and certified by the Company’s chief financial officer;

(ii)	the Company shall deliver to IFC, a report on the consolidated operations of the Company and its Subsidiaries during that quarter and for the Financial Year to date, in the form of, and addressing the topics listed in, Schedule 7; provided that the operations of each Borrowing Base Asset, shall be described in individual sections of the report;

(iii)	the Company shall deliver to IFC, a report (in the form pre-agreed by IFC), signed by its chief financial officer, concerning compliance with Section 6.01(m) (Affirmative Covenants) (including a clear description of the methodology used in the respective calculations);
     (b) Annual Financial Statements and Reports. As soon as available but in any event within ninety (90) days after the end of its Financial Year, the Company shall deliver to IFC:

(i)	two (2) copies of its complete and audited financial statements for that Financial Year (which are in agreement with its books of account) prepared, on an unconsolidated basis and Consolidated Basis, in accordance with the Accounting Standards, together with the Auditors’ audit report on them, all in form satisfactory to IFC;

(ii)	a management letter and any other communication from its Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of the Company’s financial control procedures, accounting systems and management information system;

(iii)	a report (in the form pre-agreed by IFC), signed by its chief financial officer and reviewed by its Auditors, concerning compliance with Section 6.01(m) (Affirmative Covenants) (including a clear description of the methodology used in the respective calculations) and the calculation of the Additional Compensation;

(iv)	a statement by the Company of all transactions between the Company and each of its Affiliates during that Financial Year, and a certification by the Company’s chief financial officer that those transactions were on the basis of arm’s-length arrangements;

(v)	a capital and operating budget, for the Company and its Subsidiaries, for the next Financial Year, in form and substance satisfactory to IFC;

(vi)	a report which details revenues paid and attributed to any Authorities in Turkey and Romania in that Financial Year, presented in separate sections with respect to each country; and

(vii)	an updated Local Development Impact Data Sheet.
     (c) Management Letters. Each Obligor shall deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by such Obligor) to any Obligor or its management in relation to such Obligor’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 6.03 (b) (ii);
     (d) Annual Monitoring Report. Within ninety (90) days after the end of its Financial Year, the Company shall deliver to IFC the corresponding Annual Monitoring Report confirming compliance with the Corrective Action Plan, the social and environmental covenants set forth in Sections 6.01 (Affirmative Covenants) and 6.02 (Negative Covenants) or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy it;
     (e) Notice of Accidents, Etc. Within three (3) days after its occurrence, the Company shall notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and promptly thereafter, a report on the measures the Company is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans.
     (f) Shareholder Matters. The Company shall give notice to IFC, concurrently with the Company’s notification to its shareholders, of any meeting of its shareholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two (2) copies of:
(i)	all notices, reports and other communications of such Obligor to its shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii)	the minutes of all shareholders’ meetings;
     (g) Changes to Project; Material Adverse Effect. The Company shall promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the Company or its Subsidiaries and of any event or condition that has or may reasonably be expected to have a Material Adverse Effect;

     (h) Litigation. Promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, each Obligor shall notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the relevant Obligor is taking or proposes to take with respect thereto;
     (i) Default. Promptly upon the occurrence of an Event of Default or Potential Event of Default, any Obligor with notice of such Event of Default or Potential Event of Default shall notify IFC (unless such Obligor is aware that IFC has already been notified by another Obligor) by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps being taken to remedy it;
     (j) Other Information. Each Obligor shall promptly provide to IFC such other information as IFC from time to time requests about the any Obligor, its assets and the Project; and
     (k) IFC Base Case. Within ninety (90) days of the end of each Financial Year, the Company shall provide IFC with a copy of the IFC Base Case in accordance with Section 6.05 (IFC Base Case).
     (l) Reserves Certification. The Company shall promptly provide to IFC a Reserve Certification, prepared at the Company’s expense, within sixty (60) days of the end of each Financial Year and, from time to time but no more than two (2) times per Financial Year, as otherwise reasonably requested by IFC.
     Section 6.04 . Insurance.
     (a) Insurance Requirements and Undertakings. Unless IFC otherwise agrees, the Company and/or each Obligor shall:
(i)	insure and keep insured, with financially sound and reputable insurers and reinsurers, all its assets and business against all insurable losses, including the insurances specified in Annex C and any insurance required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)	promptly notify the relevant insurer of any claim by the Company and/or Obligor under any policy written by that insurer and diligently pursue that claim;

(iv)	comply with all warranties under each policy of insurance;

(v)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Company’s or such Obligor’s, or, where IFC is a loss payee or an additional named insured, IFC’s right to claim or recover under any insurance policy; and

(vi)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy;
provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no obligation) on its own behalf to procure that insurance at the expense of the Company and/or Obligor and to take all such steps to minimize hazard as IFC may consider expedient or necessary.
     (b) Policy Provisions. Each insurance policy required to be obtained pursuant to this Section shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that:
(i)	no policy can expire nor can it be canceled or suspended by neither the Company, any Obligor nor the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Company or relevant Obligor receives at least forty-five (45) days’ notice (or such lesser period as IFC may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)	IFC is named as additional named insured on all liability policies;

(iii)	where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

(iv)	on every insurance policy on each of the Company’s and/or Obligor’s assets which are the subject of the Security and for business interruption or delayed start-up, IFC is named as loss payee for any claim, or any series of claims arising with respect to the same event, whose aggregate amount is the equivalent of one million Dollars ($1,000,000) or more, other than in respect of insurance claims filed prior to the date hereof.
     (c) Application of Proceeds.
(i)	At its discretion, IFC may remit the proceeds of any insurance paid to it to the Borrowers to repair or replace the relevant damaged assets or may apply those proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the Loans in accordance with Section 2.07 (Prepayment and Mandatory Prepayment); provided that there shall be no minimum amount or notice period for any such prepayment.

(ii)	The Company and/or each Obligor shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.
     (d) Reporting Requirements. Unless IFC otherwise agrees, the Company and/or each Obligor shall provide to IFC the following:
(i)	as soon as possible after its occurrence, notice of any event which entitles the Company and/or such Obligor to claim for an aggregate amount exceeding the equivalent of five hundred thousand Dollars ($500,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Company and/or such Obligor, a copy of that policy incorporating any loss payee/additional named insured provisions required under Section 6.04 (b) (iv) (unless that policy has already been provided to IFC pursuant to Section 5.01(i) (Conditions of First Disbursement));
(iii)	not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming IFC as loss payee or additional named insured, as applicable, remain in effect;

(iv)	such evidence of premium payment as IFC may from time to time request; and

(v)	any other information or documents on each insurance policy as IFC requests from time to time.
     Section 6.05. IFC Base Case. The IFC Base Case shall be prepared in a manner acceptable to IFC, and the Net Cash Flow and the Relevant Figures determined as of and from the most recent calculation date, in accordance with the IFC Base Case Assumptions, the latest Reserve Certification and other relevant information, and submitted by the Company to IFC within ninety days (90) days of the end of each Fiscal Year, subject to the provisions of Section 6.03(m)(Required Ratios), and at any time requested by IFC, including, without limitation on or prior to any Interest Payment Date.
ARTICLE VII
Events of Default
     Section 7.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrowers, require that all or any of the Borrowers to repay the Loans or such part of the Loans as is specified in that notice. On receipt of any such notice, the Borrowers shall immediately repay the Loans (or that part of the Loans specified in that notice) and pay all interest accrued on it and any other amounts then payable under this Agreement. Each of the Borrowers waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.
     Section 7.02 . Events of Default. It shall be an Event of Default if:
     (a) Failure to Pay Principal or Interest. The Borrowers fail to pay when due any part of the principal of, or interest on, the Loans and such failure continues for a period of five (5) days;
     (b) Failure to Pay Other IFC Loans. Any Obligor fails to pay when due any part of the principal of, or interest on, or any other amount owing in respect of any loan from IFC to any Obligor other than the Loans and any such failure continues for the relevant grace period allowed for in the agreement providing for that loan;
     (c) Failure to Comply with Obligations. Any Obligor fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between any Obligor and IFC (other than for the payment of the principal of, or interest on, the Loans or any other loan from IFC to any Obligor), and except to the extent such failure is a failure to comply with Section 6.01(f) (Payments to Madison Oil and Toreador France) any such failure continues for a period of thirty (30) days after the date on which IFC notifies the relevant Obligor of that failure, or such Obligor otherwise becomes aware of such failure;
     (d) Failure by Other Parties to Comply with Obligations. Any party to a Transaction Document (other than IFC or the Obligors) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of thirty (30) days after the date on which IFC notifies any of the Obligors of that failure or any Obligor otherwise becomes aware of that failure;
     (e) Misrepresentation. Any representation or warranty made in Article IV or in connection with the execution of, or any request (including a request for Loan) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;
     (f) Expropriation, Nationalization, Etc. Any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of any Obligor or of the Obligors’ respective share capital, or assumes custody or control of that property or other assets or of the business or operations of any Obligor or of the Obligors’ respective share capital, or takes any action for the dissolution or disestablishment of any Obligor or any action that would prevent any Obligor or their respective officers from carrying on all or a substantial part of its business or operations;
     (g) Voluntary Proceedings. Any Obligor:
(i)	takes any step (including petition, giving notice to convene or convening a meeting) for the purpose of making, or proposes or enters into, any arrangement, assignment or composition with or for the benefit of its creditors;

(ii)	ceases or threatens to cease to carry on its business or any substantial part of its business; or

(iii)	is unable, or admits in writing its inability to pay its Liabilities as they fall due or otherwise becomes insolvent;
     (h) Involuntary Proceedings. An order is made or an effective resolution passed or analogous proceedings taken for any Obligor’s winding up, bankruptcy or dissolution or a petition is presented or analogous proceedings taken for the winding up or dissolution of any Obligor and is not discharged within sixty (60) days;
     (i) Appointment of Liquidator; Attachment. Any encumbrancer lawfully takes possession of, or a liquidator, judicial custodian, receiver, administrative receiver or trustee or any analogous officer is appointed in respect of the whole or any material part of the undertaking or assets of any Obligor; or an attachment, sequestration, distress or execution (or analogous process) is levied or enforced upon or issued against any of the assets or property of any Obligor and is not discharged within sixty (60) days; or
     (j) Analogous Events to Bankruptcy. Any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 7.02 (g), Section 7.02 (h) or Section 7.02 (i);
     (k) Cross-Default. Any Obligor fails to make any payment in respect of any of its Liabilities (other than the Loans or any other loan from IFC to such Obligor) with an aggregate outstanding amount of five hundred thousand Dollars ($500,000) or more or to perform any of its obligations under any agreement pursuant to which there is outstanding any Liability (other than any such failure occurring soley as the result of the failure to file or deliver timely financial statements for the quarter ended September 30, 2006), and any such failure continues for more than any applicable period of grace or any such Liability becomes prematurely due and payable or is placed on demand;
     (l) Failure to Maintain Authorizations. Any Authorization necessary for any Obligor to perform and observe its obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within sixty (60) days of notice by IFC to such Obligor requiring that restoration or reinstatement;
     (m) Revocation, Etc., of Security Documents. Any Security Document or any of its material provisions:
(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of sixty (60) days during which period such repudiation or challenge has no effect;
     (n) Revocation, Etc., of Transaction Documents. Any Transaction Document (other than a Security Document) or any of its material provisions:
(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of IFC’s notice to the Borrowers (except for Marketing Contracts or Gas Sales Agreements which expire in accordance with their respective terms and are replaced with equivalent contracts satisfactory to IFC); or

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC’s notice to the Borrowers requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;
     (o) Non-Performance of Project Documents. Any Project Document:
(i)	is breached by any party to it and such breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii)	is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it.
     (p) Change of Control. A Change of Control occurs.
     Section 7.03. Bankruptcy. If any Borrower is liquidated or declared bankrupt, the Loans, all interest accrued on them and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrowers waive.
ARTICLE VIII
Miscellaneous
     Section 8.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of any Obligor shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of such Obligor, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

     (b) No course of dealing or waiver by IFC in connection with any condition of disbursement of the Loans under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any disbursement affect or impair any right, power or remedy of IFC with respect to any other disbursement.
     (c) Unless otherwise notified to the Borrowers by IFC and without prejudice to the generality of Section 8.01 (b), the right of IFC to require compliance with any condition under this Agreement that may be waived by IFC with respect to any disbursement is expressly preserved for the purposes of any subsequent disbursement.
     (d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.
     Section 8.02 . Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 6.03 (h) and (i) (Reporting Requirements) and Section 7.05 (Enforcement), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.
     For each Obligor:
4809 Cole Avenue
Suite 108
Dallas, Texas 75205
Facsimile: (214) 559 3933
Attention: Douglas W. Weir
                  Senior Vice President and Chief Fianncial Officer

With a copy to:	Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Attention: Paul H. Amiel
Facsimile : (214) 200-0555
     For IFC:
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Facsimile: (202) 974-4322
Attention: Director, Oil, Gas, Mining and Chemicals Department
With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:
Facsimile: 202-522-7419.
     Section 8.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.
     (b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.
     Section 8.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

     Section 8.05. Applicable Law and Jurisdiction. (a) This Agreement is governed by and shall be construed in accordance with the laws of England.
     (b) For the exclusive benefit of IFC, each Obligor irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which such Obligor is a party may be brought in the courts of England. By the execution of this Agreement, each Obligor irrevocably submits to the non-exclusive jurisdiction of such courts in any such action, suit or proceeding. Final judgment against any Obligor in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.
     (c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue any Obligor in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any Obligor in any manner authorized by the laws of any such jurisdiction.
     (d) Each Obligor hereby irrevocably designates, appoints and empowers HTD Services Ltd, with offices currently located at Irongate House, Duke’s Place, London, EC3A 7HX, as its authorized agent solely to receive for and on its behalf service of the writ of summons or other legal process in any action, suit or proceeding arising out of or relating to this Agreement or any Transaction Document which IFC may bring in the courts of England.
     (e) As long as this Agreement or any other Transaction Document to which an Obligor is a party remains in force, such Obligor shall maintain a duly appointed and authorized agent to receive for and on its behalf service of the writ of summons or other legal process in any action, suit or proceeding brought by IFC in the courts of England with respect to this Agreement or such other Transaction Documents. Such Obligor shall keep IFC advised of the identity and location of such agent.
     (f) Each Obligor irrevocably waives:
(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section; and

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum.
     (g) To the extent that any Obligor may be entitled in any jurisdiction to claim for itself or its assets immunity with respect to its obligations under this Agreement or any other Transaction Document to which it is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed), may be attributed to it or its assets, such Obligor irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent now or in the future permitted by the laws of such jurisdiction.
     (h) Each Obligor also consents generally with respect to any proceedings arising out of or in connection with this Agreement or any other Transaction Document to which it is a party to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.
     (i) To the extent that the any Obligor may, in any suit, action or proceeding brought in any of the courts referred to in Section 8.05 (b) or a court elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which such Obligor is a party, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of such Obligor, or to post a bond or to take similar action, such Obligor hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the jurisdiction in which such court is located.
     (j) Each Obligor also irrevocably consents, if for any reason such Obligor’s authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in England, to service of such papers being made out of those courts by mailing copies of the papers by registered air mail, postage prepaid, to such Obligor at its address specified pursuant to Section 8.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to such Obligor.
     Section 8.06. Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Obligors to:

(i)	its outside counsel, auditors and rating agencies,

(ii)	any Person who intends to purchase a participation in a portion of the Loans, and

(iii)	any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.
     (b) Each Obligor acknowledges and agrees that, notwithstanding the terms of any other agreement between such Obligor and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 8.06 (a) does not violate any duty owed to such Obligor under this Agreement or under any such other agreement.
     Section 8.07. Indemnification. To the fullest extent permitted by applicable law, each of the Borrowers agree, on a joint and several basis, to indemnify and hold harmless IFC and its officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities (including without limitation liabilities under applicable securities laws) and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement or any other Financing Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, in each case whether or not such investigation, litigation or proceeding is brought by a Borrower, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
     Section 8.08. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, no

Obligor may assign or delegate any of its rights or obligations under this Agreement without the prior consent of IFC.
     Section 8.09. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.
     Section 8.10. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

TOREADOR RESOURCES CORPORATION

By :	/s/ Douglas W. Weir

Name:	Douglas W. Weir

Title :	Senior Vice President and CFO

TOREADOR TURKEY LTD.

By :	/s/ Douglas W. Weir

Name:	Douglas W. Weir

Title :	Director and Officer

TOREADOR ROMANIA LTD.

By :	/s/ Douglas W. Weir

Name:	Douglas W. Weir

Title :	Director and Officer

MADISON OIL FRANCE SAS

By :	/s/ E. Rousset

Name:	E. Rousset

Title :	President

TOREADOR ENERGY FRANCE S.C.S.

By :	/s/ E. Rousset

Name:	E. Rousset

Title :	General Manager

TOREADOR INTERNATIONAL HOLDING L.L.C.

By :	/s/ Douglas W. Weir

Name:	Douglas W. Weir

Title:	Director and Officer

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Rashad Kaldany

Name:	Rashad Kaldany

Title :

ANNEX A

PROJECT COST AND FINANCIAL PLAN
TRANSACTION COST AND FINANCIAL PLAN (2006 to 2010)

Transaction Cost US$ MM	Phase 1	Phase 2	Total	%

Turkey and Romania CAPEX	107	29	136	67%
Other CAPEX	44	23	67	33%
Total CAPEX	151	52	203	100%

Financial Plan US$ MM	Phase 1	Phase 2	Total	%

IFC A	25	15	40	20%
IFC C	10	—	10	5%
Convertible Bond	86	—	86	42%
Internal Cash Generation	30	37	67	33%
Total Financing	151	52	203	100%

ANNEX B

KEY AUTHORIZATIONS
(See Sections 3.01 (d) and 4.01 (e) of the Loan and Guarantee Agreement)
COMPANY AUTHORIZATIONS
1.	Board Resolution dated December 14, 2006 for Toreador Turkey Ltd.

2.	Board Resolution dated December 14, 2006 for Toreador Romania Ltd.

3.	Board Resolution dated December 14, 2006 for Madison Oil France SAS.

4.	Board Resolution dated December 14, 2006 for Toreador Energy France S.C.S.

5.	Board Resolution dated December 14, 2006 for Toreador International Holding L.L.C.

6.	Board Resolution dated December 14, 2006 for Toreador Resources Corporation

7.	Board Resolution of Madison Oil France SAS expressly authorizing the Guarantee and the assumption of joint and several liability under the Loan and Guarantee Agreement as a Borrower

8.	Board Resolution of Toreador Energy France S.C.S. expressly authorizing the Guarantee and the assumption of joint and several liability under the Loan and Guarantee Agreement as a Borrower.

ANNEX B

EXPLORATION/EXPLOITATION AUTHORIZATION

Country	Block	# Authorizations	Entity
TURKEY	W. Black Sea T. Black Sea C. Black Sea E. Black Sea SE. Turkey Van Buyukbey	8 7 2 3 1 9 1	TTL TTL TTL TTL TTL TTL TTL

31

	Cendere Zeynel	2 1	TTL MTI

	Total	3 34

Romania	Fauresti Moinesti Viperesti	1 1 1	TRL TRL TRL

	Total	3 3

France	Courtenay Aufferville Nemour	1 1 1	TEF TEF TEF

3

	Charmottes Neocomian	1 2	TEF TEF

	Total	3 6

Hungary	Szolnok	1	THL
	Tompa	1	THL

	Total	2 2

	International Total	45

TTL – Toreador Turkey Ltd.	MTI – Madison Turkey Inc.
TRL – Toreador Romania Ltd.	TEF – Toreador Energy France
THL – Toreador Hungary Ltd.

ANNEX C

INSURANCE REQUIREMENTS
(See Section 6.04 (a) of the Loan and Guarantee Agreement)
The Company shall effect and maintain the following insurance covers, at all times during the period of the Loan and Guarantee Agreement, under forms of policies and with insurers and reinsurers acceptable to IFC, in the following terms:
1. Operational Insurances – Energy Package
     A. COVERAGE
Section A:	All Risks (including Sabotage & Terrorism) of Physical Loss or Damage to property forming part of the Borrowers’ operations and/or other property in the care, custody or control of the insured including Removal of Debris and/or Wreck and for Sue & Labor.

Section B:	Operator’s Extra Expense including Control of Well, Extended and Restoration Limited Cost Redrill, Seepage and Pollution and Clean Up and Containment, Underground Blowout, Making Wells Safe, Removal of Debris/Wreck, Evacuation Expenses, Deliberate Well Firing. To include extension for Care, Custody and Control.

Section C:	Comprehensive General Liabilities arising out of or incidental to the Borrowers’ operations.

Section D:	Loss of Production Income following an event covered under Section A or Section B, to include contingent Loss of Production Income; provided that such insurance shall only be required prior to disbursement of the first A Loan under the A Loan Facility

Section E:	Builder’s risk, where construction value exceeds US$5,000,000.
     B. SUM INSURED/LIMIT OF LIABILITY
Section A:	An amount sufficient to reinstate the property

Section B:	US$10,000,000 for any one occurrence Onshore
(i)	Prior to disbursement of the first A Loan under the A Loan Facility, US$20,000,000, for any one occurrence Offshore; and

(ii)	After disbursement of the first A Loan under the A Loan Facility, (x) US$25,000,000 in respect of jack-up rigs, and (y) US$50,000,000 in respect of semisubmersible or other rigs, in each case, for any one occurrence Offshore.
Section C:	US$10,000,000 for any one occurrence.

Section D:	Fixed expenses including debt service during an indemnity period of 12 months.

Section E:	An amount equivalent to the construction project value.
     C. DEDUCTIBLES AND/OR EXCESS
Section A:	US$250,000

Section B:	US$250,000 any one occurrence Onshore US$750,000 any one occurrence Offshore

Section C:	US$100,000 any one occurrence

Section D:	Maximum 30 days Section E: US$250,000

Section E:	US$250,000
2. Miscellaneous
     Other insurance which,
a)	is customary or necessary to comply with local or other requirements, such as contractual insuring responsibility, Workers’ Compensation and Employers’ Liability insurances in relation to all workmen employed at the sites or in connection with its operation; motor vehicle liability insurance for all vehicles owned, hired, leased, used or borrowed for use in the countries of operation;

b)	is considered by the Borrowers to be desirable or prudent, or required by IFC; or

c)	are required by local legislation and the Concession Agreements.
3. General
a)	The Borrowers shall procure that each policy effected pursuant to this schedule shall provide:
i)	that the protection which is granted to IFC under the policies is not to be invalidated by any act or failure to act on the part of the Borrowers, their contractors or subcontractors;

ii)	that IFC is not responsible to the insurers or reinsurers for the payment of insurance premiums or any other obligations of the Borrowers.
b)	Each policy effected pursuant to this Annex C:
i)	shall be in such form and substance as is consistent with the obligations of the Borrowers under this Annex C, as may be approved by IFC.

ANNEX D

PROHIBITED ACTIVITIES
1.	Production or activities involving harmful or exploitative forms of forced labor/harmful child labor.

2.	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

3.	Production or trade in weapons and munitions.

4.	Production or trade in alcoholic beverages (excluding beer and wine).

5.	Production or trade in tobacco

6.	Gambling, casinos and equivalent enterprises.

7.	Trade in wildlife or wildlife products regulated under Convention on International Trade in Endangered Species of Wild Fauna and Flora.

8.	Production or trade in radioactive materials.

9.	Production or trade in or use of unbonded asbestos fibers.

10.	Commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest (prohibited by the Forestry policy).

11.	Production or trade in products containing PCBs.

12.	Production or trade in pharmaceuticals subject to international phase outs or bans.

13.	Production or trade in pesticides/herbicides subject to international phase out.

14.	Production or trade in ozone depleting substances subject to international phase out.

15.	Drift net fishing in the marine environment using nets in excess of 2.5 km in length.

16.	Knowingly provide or permit to be provided any product or services (or any text, pictures, graphics, sound, video, or other data in connection with any services) that:
(a)	infringe on any third party’s copyright, patent, trademark, trade secret or other proprietary rights or rights or publicity of privacy;

(b)	violate any law, statute, ordinance or regulation (including, without limitation, the laws and regulations governing export control);

(c)	are defamatory, trade libelous, unlawfully threatening or harassing;

(d)	are obscene or pornographic or contain child pornography;

(e)	violate any laws regarding competition, privacy, anti-discrimination or false advertising; or

(f)	contain any viruses, Trojan horses, worms, time-bombs, cancel bots or other computer routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
(See Section 1.01 (Definitions) and Section 5.01(j) (Conditions of First
Disbursement) of the Loan and Guarantee Agreement)
[Company’s/Borrower’s Letterhead]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Oil, Gas, Mining and Chemicals Department
Ladies and Gentlemen:
Certificate of Incumbency and Authority
     With reference to the Loan and Guarantee Agreement among Toreador Turkey Ltd., Toreador Romania Ltd., Toreador Resources Corporation, Toreador International Holding L.L.C., Madison Oil France SAS, Toreador Energy France S.C.S and International Finance Corporation, dated December ___, 2006 (the “Loan Agreement”), I, the undersigned [Chairman/Director] of [Name of Obligor], (the “Obligor”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are, and will continue to be, authorized:
     (a) to sign on behalf of the Obligor the requests for Loans provided for in Section 2.02 (Facility Procedure and Rollover) of the Loan Agreement;
     (b) to sign the certifications provided for in Section 5.04 (Certification) of the Loan Agreement; and

SCHEDULE 1

     (c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Obligor may be parties.

Name	Office	Specimen Signature

     You may assume that any such person continues to be so authorized until you receive written notice from an Authorized Representative of the Obligor that they, or any of them, is no longer so authorized.

Yours truly,

[NAME OF OBLIGOR]

By

[Chairman/Director]

SCHEDULE 2

FORM OF REQUEST FOR LOANS
(See Section 2.02 (Facility Procedure and Rollover) and Section 5.04
(Certification) of the Loan and Guarantee Agreement)
[Borrower’s Letterhead]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Oil, Gas, Mining and Chemicals Department
Ladies and Gentlemen:
Project No. 25485
Request for Loan No. [      ]
1. Please refer to the Loan and Guarantee Agreement (the “Loan Agreement”) dated December ___, 2006, among Toreador Turkey Ltd., Toreador Romania Ltd., Toreador Resources Corporation, Toreador International Holding L.L.C., Madison Oil France SAS, Toreador Energy France S.C.S and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.
2. The Borrower irrevocably requests the disbursement on ___, ___ (or as soon as practicable thereafter) of the amount of ___(___) under the [A Loan Facility] [C Loan Facility] (the “Loan”) in accordance with the provisions of Section 2.02 of the Loan Agreement. You are requested to pay such amount to the account in [New York] of [Name of Borrower] [Name of correspondent Bank], Account No. ___ at [Name and Address of Bank] for further credit to the Borrower’s Account No. ___ at [Name and address of Bank] in [city and country].

3. For the purpose of Section 5.04 (Certification) of the Loan Agreement, the Borrower certifies as follows:
     (a) no Event of Default and no Potential Event of Default has occurred and is continuing;
     (b) the proceeds of the Loan:
(i)	are at the date of this request needed by the Borrower for the purpose of the Project, or will be needed for such purpose within three (3) months of such date; and

(ii)	are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;
     (c) since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;
     (d) since the date of the Loan Agreement none of the Obligors have incurred any material loss or liability other than in the normal course of business and except such liabilities as may be incurred in accordance with Section 6.02 (Negative Covenants) of the Loan Agreement;
     (e) the representations and warranties made in Article IV of the Loan Agreement are true on the date of this request and will be true on the date of the Loan with the same effect as if such representations and warranties had been made on and as of each such date (but in the case of Section 4.01(c), without the words in parenthesis);
     (f) after making the Loan, no Obligor will be in violation of:
(i)	its Charters;

(ii)	any provision contained in any document to which it is a party (including the Loan Agreement) or by which it is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on it directly or indirectly, limiting or otherwise restricting its borrowing power or authority or its ability to borrow; and
     (g) following the making of the Loan, including any Rollover Loan under Section 2.02(c) (Loan Procedure and Rollover) of the Loan Agreement:
(i)	the aggregate outstanding amount of all Loans under the Facility shall not exceed the Available Amount; and

(ii)	the Company shall be in compliance with the Required Ratios.
     The above certifications are effective as of the date of this Loan Request and shall continue to be effective as of the date of the Loan. If any of these certifications is no longer valid as of or prior to the date of the requested Loan, the Borrower undertakes to immediately notify IFC.

Yours truly,

[NAME OF BORROWER]

By

Authorized Representative

Copy to:	Director, Department of Financial Operations
International Finance Corporation

SCHEDULE 3

FORM OF LOAN RECEIPT
(See Section 2.02 (Facility Procedure and Rollover) of the Loan and Guarantee Agreement)
[Borrower’s Letterhead]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Department of Financial Operations
Ladies and Gentlemen:
Project No. 25485
Loan Receipt No. [          ]
     We, [Name of Borrower], hereby acknowledge receipt on the date hereof, of the sum of ___(___) disbursed to us by International Finance Corporation (“IFC”) under the Loan of ___(___) provided for in the Loan and Guarantee Agreement dated December ___, 2006 among Toreador Turkey Ltd., Toreador Romania Ltd., Toreador Resources Corporation, Toreador International Holding L.L.C., Madison Oil France SAS, Toreador Energy France S.C.S and International Finance Corporation.

Yours truly,

[NAME OF BORROWER]

By

Authorized Representative

SCHEDULE 4

FORM OF SERVICE OF PROCESS LETTER
[Letterhead of Agent for Service of Process]
(See Section 5.01(k) (Conditions of First Disbursement) of the Loan and
Guarantee Agreement)
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: Director, Oil, Gas, Mining and Chemicals Department
Re: Toreador Group
Dear Sirs:
     Reference is made to Section 5.01(k) of the Loan and Guarantee Agreement dated December ___, 2006 (the “Loan Agreement”) among Toreador Turkey Ltd., Toreador Romania Ltd., Toreador Resources Corporation, Toreador International Holding L.L.C., Madison Oil France SAS, Toreador Energy France S.C.S and International Finance Corporation. Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.
     Pursuant to Section 8.05(d) (Applicable Law and Jurisdiction) of the Loan Agreement, each Obligor has irrevocably designated and appointed the undersigned, HTD Services Ltd, with offices currently located at Irongate House, Duke’s Place, London, EC3A 7HX, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement and the other Financing Documents to which it is a party in the courts of England.
     The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 8.05(d) (Applicable Law and Jurisdiction) of the Loan Agreement from the date hereof until September 15,

2015, and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 8.05 (Applicable Law and Jurisdiction) of the Loan Agreement, and (iii) shall forward promptly to each Obligor any legal process received by the undersigned in its capacity as process agent.
     As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 8.05 (Applicable Law and Jurisdiction) of the Loan Agreement.

Very truly yours,

[ ]

By

Title:
cc: [Obligors]

SCHEDULE 5

IFC BASE CASE ASSUMPTIONS
For the avoidance of doubt, all assumptions and estimates made by the Company in the preparation of the IFC Base Case are subject to IFC’s review and approval.
1.	Production Profile: Based on the production profile corresponding to the Proved Reserves Criteria updated from the most recent Reserve Certification, net of all production royalties, or as otherwise agreed by IFC.

2.	Crude Oil Prices: Based on the World Bank Group oil price forecast, adjusted for the corresponding discount applicable to each field. For fields with historical sales, apply historical discounts, otherwise use best estimates based on fields with comparable oil quality.

3.	Gas Prices: As defined in “Gas Prices” in General Definitions, or otherwise agreed by IFC.

4.	Capital Expenditures (CAPEX): Based on the Company’s annual capital budget, as submitted each year and agreed by IFC.

5.	Lease Operating Expense (“LOE”): Based on historical and budgeted costs.

6.	General & Administrative Expense (“G&A”): Based on historical and budgeted costs.

7.	Expensed Exploration Costs: Assume no expensed exploration costs and write-offs for dry holes (i.e. all CAPEX is capitalized and amortized).

8.	Depletion, Depreciation, & Amortization: Based on the unit-of-production method of depreciation, done on a per-country basis.

9.	Interest Income: No interest income assumed on cash on the balance sheet.

10.	Interest Expense: Based on interest rates and additional compensation (for the C Loan) in the loan agreement. Six-month US Dollar Libor projections will be based on the six-month US Dollar forward curve according to Bloomberg function FWCV [GO], as of the date of calculation.

11.	Income Taxes: As per the applicable income tax rates for income earned in each jurisdiction. Apply applicable net operating loss carry forwards as permitted in each jurisdiction.

12.	Preferred Stock and Preferred Dividends: Assume no more than the existing 72,000 Series A-1 Convertible Preferred Stock (“Preferred Shares”) outstanding, which earn a US$2.25 preferred dividend per share, will earn dividends only until converted at the end of 2007, after which they are assumed to be converted into common shares at a price of US$4.00 per common share.

13.	Accounts Receivable: Initially assume at 30 days’ sales, based on the French sales arrangements. Contractual terms for gas sales in Turkey and Romania are to be determined once contracts are entered into, after which assumptions for Accounts Receivable should be updated to reflect the new contracts.

14.	Income Taxes Receivable: Updated as per latest consolidated quarterly statement of the Company and assumed to remain constant throughout the projection period, unless recent events provide reason to for current and future changes in the account.

15.	Other Current Assets: Updated as per latest consolidated quarterly statement of the Company and assumed to remain constant throughout the projection period, unless recent events provide reason to for current and future changes in the account.

16.	PP&E: PP&E beginning balance is updated as per the latest consolidated quarterly balance sheet of the Company.

17.	Investments in Unconsolidated Entities: Updated as per latest consolidated quarterly statement of the Company and assumed to remain constant throughout the projection period, unless recent events provide reason to for current and future changes in the account.

18.	Goodwill: No impairments projected. Updated as per latest consolidated quarterly statement of the Company and assumed to remain constant throughout the projection period, unless recent events provide reason to for current and future changes in the account.

19.	Other LT assets: Updated as per latest consolidated quarterly statement of the Company and assumed to remain constant throughout the projection period, unless recent events provide reason to for current and future changes in the account.

20.	Accounts Payable: Assume that any existing balances are paid down immediately. Subsequently, no Accounts Payable is assumed. Assume that future purchases are immediately paid for.

21.	Income Taxes Payable: Assume that any existing balances are paid down immediately, after the account will remain at zero throughout the rest of the projection period.

22.	Deferred Income Tax Liability: Assume to remain constant throughout the projection period based on the latest consolidated quarterly statement of the Company.

23.	Long Term Accrued Liability: Assume to remain constant throughout the projection period based on the latest consolidated quarterly statement of the Company.

24.	Production Taxes: Based on the latest applicable tax rules and regulations.

25.	Royalties: Based on the latest applicable royalty laws and agreements.

26.	Dividends: No dividends assumed as per dividend restrictions in this Loan Agreement and as per the Company’s policy. Excess cash is kept on the balance sheet for projection purposes.

27.	Projected Disbursements of the IFC A Loan and C Loan: As projected by the Company and agreed by IFC.

28.	Projected Shareholders’ Capital Increases: Assume no capital increases unless otherwise projected by the Company and agreed by IFC.

29.	Other assumptions: As projected by the Company and agreed by IFC.

SCHEDULE 6

FORM OF LETTER TO COMPANY’S AUDITORS
(See Section 5.03(f) (Additional Conditions of First A Loan) and Section 6.01(e)
(Affirmative Covenants) of the Loan and Guarantee Agreement)
[Company’s Letterhead]
[Date]
[NAME OF AUDITORS]
[ADDRESS]
Ladies and Gentlemen:
     We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), all such information as IFC may reasonably request with regard to the financial statements (both audited and unaudited), accounts and operations of the undersigned company. We have agreed to supply that information and those statements under the terms of a Loan and Guarantee Agreement between the undersigned company and IFC (amongst others) dated December ___, 2006 (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.
     We authorize and request you to send two copies of the audited accounts of the undersigned company to IFC to enable us to satisfy our obligation to IFC under Section 6.03 (b) (i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.
     Please note that under Section 6.03 (b) (ii) and (iii) and Section 6.03 (c) of the Loan Agreement, we are obliged to provide IFC with:

     (a) a copy of the annual and any other management letter or other communication from you to the undersigned company or its management commenting on, among other things, the adequacy of the undersigned company’s financial control procedures and accounting and management information system; and
     (b) a report (in form pre-agreed by IFC), signed by the Company’s chief financial officer and reviewed by the Auditors, concerning the Company’s compliance with the covenants in Section 6.01(m) (Affirmative Covenants) (including a clear methodology used in the respective calculations) and a calculation of the Additional Compensation.
     Please also submit each such communication and report to IFC with the audited accounts.
     For our records, please ensure that you send to us a copy of every letter that you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

TOREADOR RESOURCES CORPORATION

By

Authorized Representative
Enclosure

cc:	Director
Director, Oil, Gas, Mining and Chemicals Department
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

SCHEDULE 7

INFORMATION TO BE INCLUDED IN
QUARTERLY AND ANNUAL REVIEW OF OPERATIONS
(See Sections 6.03 (a) (ii) and (b) (iv) of the Loan and Guarantee Agreement)
Reporting on a Per Country and a Per Field Basis
Country:
Field:

	Current		YTD
	Quarter	YTD	Budget
Production
Gross oil production (MGbl)
Gross gas production (MMCF)
Gross condensate production (MBbl)
Gross water production (MBbl)
Gross water injection (MBbl)

Average realized oil, gas and condensate prices
Oil (US$/bbl)
Gross Price
Quality Discount, if any
Production Taxes, if any
Transportation Cost, if any
Fiscal Royalties, if any
Net Price

Gas (US$/mcf)
Gross Price
Quality Discount, if any
Production Taxes, if any
Transportation Cost, if any
Fiscal Royalties, if any

	Current		YTD
	Quarter	YTD	Budget
Net Price

Condensate (US$/bbl)
Gross Price
Quality Discount, if any
Production Taxes, if any
Transportation Cost, if any
Fiscal Royalties, if any
Net Price

Sales of oil, gas and condensate (US$MM)
Oil
Gas
Condensate

Operating Expenses[1]
Opex (US$MM)

General and Administrative Expenses [2]
In-Country G&A (US$MM)
Corporate G&A allocated to Country (US$MM)
Total G&A (In-Country + Corporate Allocation) (US$MM)
% of Corporate G&A Allocated

Capital Expenditures [3]
Capex (US$MM)
# of Wells drilled

[1]	Provide breakdown by major line items (lifting, transportation, workovers, personnel, etc.).

[2]	Provide breakdown by major line items. G&A need not be broken down by field if G&A is allocated by country only.

[3]	Provide breakdown by major line items.

Reporting on a per Country Basis4
Country:

	Current		YTD
	Quarter	YTD	Budget
Payments to Government (US$MM)
Production Taxes
To National Government
To Regional Government
To Local Government
Total Payments to Government

Income Taxes
To National Government
To Regional Government
To Local Government
Total Payments to Government

Royalties
To National Government
To Regional Government
To Local Government
Total Payments to Government

All Other Taxes / Payments / Contributions to Government[5]
To National Government
To Regional Government
To Local Government
Total Payments to Government

Personnel Data
# of Direct Employees
# of Indirect Employees (e.g. through an agent or contractor)
Total # of Direct and Indirect Employees

[4]	This section needs to be provided only for Turkey and Romania.

[5]	Specify what type of payment and for what purpose

	Current		YTD
	Quarter	YTD	Budget
# of Direct Employees from the Local Community
# of Indirect Employees from the Local Community
# of Direct Employees who are Nationals of the Country of Operation
# of Indirect Employees who are Nationals of the Country of Operation
# of New Direct Employment Created since Beginning of the Year
# of New Indirect Employment Created since Beginning of the Year
# of Employees in Top Management Team of the Country of Operation
% of Top Management Team of the Country of Operation who are Nationals
Salary rates compared to alternative (% premium over comparable employment in the country)
# of Employees Receiving Training
Amount Spent on Training (US$MM)
Amount Spent on Training per Employee (US$MM)
Salaries (US$MM)
Pension Benefits (US$MM)
Tax Related Benefits (US$MM)
Other Benefits (US$MM)6

[6]	Specify what type of benefit

	Current		YTD
	Quarter	YTD	Budget
Trading Partners/Markets for Goods and Services
National Suppliers for Construction / Drilling
Total Purchases (US$MM)
- National Purchases (US$MM)
- Community Purchases (US$MM)
- Imports and foreign suppliers purchases/services (US$MM)
Number of community suppliers (#)
Number of national suppliers (#)

National Suppliers for Operations
Total Purchases (US$MM)
- National Purchases (US$MM)
- Community Purchases (US$MM)
- Imports and foreign suppliers purchases/services (US$MM)
Number of community suppliers (#)
Number of national suppliers (#)

Domestic Sales (US$MM)
Exports (US$MM)

Other Impacts of Operations[7]
Greater Competition?
Lower Prices?
New Industries?
Demonstration Impact?

Contributions to Local Community [8]
Item 1 (US$)
Item 2 (US$)

[7]	Provide explanation of impact, if any

[8]	Itemize any contributions/donations/support to the local community and provide US$ value

Supplemental Annual Operating Information9
1. Macroeconomic Conditions. Brief description of any material changes that affect the Company. For example, changes in corporate taxation, import duties, foreign exchange availability, price controls, other areas of regulation.
2. Markets. Brief description of changes in the Company’s market conditions, with emphasis on changes in sales contracts/agreements, market prices, competitive landscape.
3. Management and Organizational Structure. Summary of significant changes in the Company’s senior management or organizational structure.
4. Corporate Strategy. Description of any changes to the Company’s corporate or operational strategy.
5. Operating Performance. Discussion of major factors affecting the year’s results, including key operating indicators (e.g.: sales — by volume, value and market, operating costs, margins, capacity utilization).
6. Others. Disclosure and discussion of all events that have caused or may cause a material adverse effect on the Company’s operations

[9]	Reported on a per country basis or on a Company-wide basis as relevant.

SCHEDULE 8

GROUP OWNERSHIP
1. CAPITALIZATION
Consolidated Capitalization in thousands as of 09/30/2006

Stockholders’ equity:
Preferred stock, Series A & A-1, $1.00 par value, 4,000,000 shares authorized; liquidation preference of $3,850,000; 72,000 and 154,000 issued	72

Common stock, $0.15625 par value, 30,000,000 shares authorized; 16,362,041	2,602

Capital in excess of par value	117,295

Retained earnings	39,770

Accumulated other comprehensive income	(16)

159,723

Deferred compensation	(6,141)

Treasury stock at cost, 721,027 shares	(2,534)

Total stockholders’ equity	151,048

2. CURRENT OWNERSHIP STRUCTURE and FUTURE OWNERSHIP STRUCTURE
[See Attached]